PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 13, 2000)

                                  $150,000,000

                               [DUKE-WEEKS LOGO]

                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                              -------------------

THE COMPANY: Duke-Weeks Realty Limited Partnership. Our principal executive office is located at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 and our telephone number is (317) 808-6000.

TERMS: We plan to offer and sell notes with various terms, including the following:

- Ranking as senior indebtedness

- Stated maturities of nine months or more from date of issue

- Redemption and/or repayment provisions, if applicable, whether mandatory or at our option or the option of noteholders

- Payments in U.S. dollars or one or more foreign currencies

- Minimum denominations of $1,000 or other specified denominations for foreign currencies

- Book-entry (through The Depository Trust Company) or certificated form

- Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

  - CD rate

  - CMT rate

  - Commercial paper rate

  - Eleventh District cost of funds rate
  - Federal funds rate

  - LIBOR

  - Prime rate

  - Treasury rate

- Interest payments on fixed rate notes semi-annually or otherwise

- Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON
                                   PAGE S-4.
                              -------------------

                                                                                 AGENTS' DISCOUNTS
                                               PUBLIC OFFERING PRICE              AND COMMISSIONS
                                               ---------------------   -------------------------------------
Per Note.....................................         100%                         .125% - .750%
Total (1)....................................     $150,000,000                 $187,500 - $1,125,000

                                                             PROCEEDS TO US,
                                                             BEFORE EXPENSES
                                               -------------------------------------------
Per Note.....................................               99.875% - 99.250%
Total (1)....................................          $149,812,500 - $148,875,000

(1) Or the equivalent thereof in one or more foreign currencies.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

    We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. We may also sell notes without the assistance of any agent.

    If we sell other securities referred to in the accompanying prospectus, we may be limited in offering and selling the entire amount of notes referred to in this prospectus supplement.
                             ---------------------

MERRILL LYNCH & CO.

           BANK ONE CAPITAL MARKETS, INC.

                        CREDIT SUISSE FIRST BOSTON

                                    DEUTSCHE BANC ALEX. BROWN

                                               GOLDMAN, SACHS & CO.

                                                             JP MORGAN

                                                               UBS WARBURG
                             ---------------------

             The date of this prospectus supplement is June 8, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                   PROSPECTUS SUPPLEMENT
About this Prospectus Supplement; Pricing Supplements.......     S-3
Risk Factors................................................     S-4
Ratios of Earnings to Fixed Charges.........................     S-7
Description of the Notes....................................     S-7
Certain United States Federal Income Tax Considerations.....    S-27
Supplemental Plan of Distribution...........................    S-36
Legal Matters...............................................    S-37

                         PROSPECTUS
About This Prospectus.......................................       2
Duke and the Operating Partnership..........................       2
Use of Proceeds.............................................       3
Ratios of Earnings to Fixed Charges.........................       4
Description of Debt Securities..............................       4
Description of Preferred Stock..............................      20
Description of Depositary Shares............................      26
Description of Common Stock.................................      30
Federal Income Tax Considerations...........................      32
Plan of Distribution........................................      43
Legal Opinions..............................................      45
Experts.....................................................      45
Where You Can Find More Information.........................      45

                              -------------------

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

           - Our anticipated future acquisition and development strategies;

           - Tax risks;

           - The limited geographic diversification of our real estate portfolio; and

           - General real estate investment risks, including local market conditions and rental rates, competition for tenants, tenant defaults, possible environmental liabilities and financing risks.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and discussed in or incorporated by reference in the accompanying prospectus may not occur.

                              -------------------

    You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

    We may use this prospectus supplement, together with the attached prospectus and an attached pricing supplement, to offer the notes from time to time. The total initial public offering price of the notes that we may offer by use of this prospectus supplement is $150,000,000 (or the equivalent in one or more foreign currencies).

    This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of our debt securities (as defined below) contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede the information in the prospectus.

    Each time we issue notes under this prospectus supplement, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will apply and will supersede the information in this prospectus supplement.

    It is important for you to read and carefully consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and carefully consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 45 of the attached prospectus.

                                  RISK FACTORS

IF AN ISSUE OF NOTES IS INDEXED, IT WILL INVOLVE SIGNIFICANT RISKS NOT ASSOCIATED WITH MORE CONVENTIONAL DEBT INSTRUMENTS.

    Some of the notes may be indexed to one or more currencies, commodities, interest rates or other indices or formulas. An investment in these notes involves significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. These risks include the possibility that any applicable index or formula may be subject to significant changes, that the resulting interest rate will be less than that payable on a conventional fixed rate or floating rate debt security issued by us at the same time, and that you could lose all or a substantial portion of the principal payable upon maturity of such notes. These risks depend on a number of factors beyond our control, including economic, financial and political events. In addition, if the formula used to determine the amounts payable under such notes contains a multiplier or leverage factor, the effect of any change in any applicable index or formula will be magnified. In recent years, values of certain indices and formulas have been highly volatile and such volatility may continue or increase in the future.

    Some indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index of this type typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note.

    An index may become unavailable due to factors including war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying the index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

    Indexed notes may be linked to indices which are not commonly utilized or have been recently developed. A lack of a trading history may make it difficult to anticipate the volatility or other risks to which a note is subject. In addition, there may be less trading in indices of this type or instruments underlying indices of this type, which could increase the volatility of the indices and decrease the value of or return on the indexed notes.

ANY OPTIONAL REDEMPTION FEATURE OF THE NOTES MIGHT AFFECT THE MARKET VALUE OF THESE NOTES.

    You should expect that we will redeem these notes when prevailing interest rates are relatively low. In such cases, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the current interest rate on such notes.

WE CANNOT ASSURE YOU THAT A TRADING MARKET FOR THE NOTES WILL EVER DEVELOP OR, IF ONE DEVELOPS, BE MAINTAINED.

    Although the agents have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue making a market in the notes at any time without notice. If an active market does not develop, the market price and liquidity of the notes may be materially and adversely affected. Furthermore, the market value for the notes in any trading market will be affected by a number of factors unrelated to our creditworthiness. These factors include:

    - the complexity and volatility of any index or formula applicable to the notes;

    - the amount of other debt securities linked to the index or formula applicable to the notes;

    - the method of calculating the amounts payable under the notes;

    - the time remaining to the maturity of the notes;

    - the outstanding amount of the notes;

    - any redemption features of the notes; and

    - the level, direction and volatility of market interest rates generally.

    Therefore, you may not be able to sell such notes readily or at prices that will enable you to realize your anticipated yield. You should not purchase notes unless you understand and are able to bear the risk that notes may not be readily saleable, that the market value of notes will fluctuate over time and that such fluctuations may be significant.

AN INVESTMENT IN A NOTE DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS ENTAILS SIGNIFICANT RISKS, INCLUDING THE POSSIBILITY OF SIGNIFICANT CHANGES IN RATES OF EXCHANGE BETWEEN THE U.S. DOLLAR AND SUCH CURRENCY AND THE POSSIBILITY OF THE IMPOSITION OR MODIFICATION OF FOREIGN EXCHANGE CONTROLS BY EITHER THE UNITED STATES OR FOREIGN GOVERNMENTS.

    These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

    Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country or union or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the indenture. However, if we cannot make payment in a specified currency solely because that currency has been replaced by a single European currency, such as the euro, then, beginning with the date the replacement becomes effective, we will be able to satisfy our obligations under those notes by making payment in such single European currency in conformity with legally applicable measures pursuant to the treaty establishing the European Community, as amended by the treaty on European Unity.

    The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

    The information set forth in this prospectus supplement with respect to foreign currency risks is general in nature. We disclaim any responsibility to advise prospective purchasers of foreign currency notes with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on such notes. Such persons should consult their own counsel with regard to such matters. The notes, when denominated in a foreign currency, are not an appropriate investment for investors who do not have experience with foreign currency transactions. Any pricing supplement relating to notes denominated in a specified currency other than U.S. dollars will contain information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls. We will furnish that information for informational purposes only, and you should not regard it as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.

JUDGMENTS ON FOREIGN CURRENCY NOTES COULD INVOLVE ADDITIONAL RISKS OF EXCHANGE RATE FLUCTUATIONS.

    The notes will be governed by and construed in accordance with the internal laws of the State of New York. New York courts will normally enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts are then converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. Courts in the United States outside New York customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. In such other jurisdictions, it may not be clear whether the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date of entry of the judgment or some other date. In either case, holders of foreign currency notes could bear the risk of additional exchange rate fluctuations between the time payment were originally due and the date of conversion.

THE CREDIT RATINGS ASSIGNED TO OUR MEDIUM-TERM NOTE PROGRAM MAY NOT REFLECT THE POTENTIAL IMPACT OF ALL RISKS RELATED TO STRUCTURE AND OTHER FACTORS ON THE MARKET VALUE OF THE NOTES.

    The credit ratings assigned to our medium-term note program reflect the rating agencies' opinion of our ability to make payments on the notes when due. The ratings do not take into account fluctuations in the market value of the notes or the possibility that payments on indexed notes may be less than anticipated because of changes in the specified index.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges was 1.69 for the year ended
December 31, 2000. In computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income before gains or losses on property sales. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

    For information on the ratios of earnings to fixed charges for prior years, see "Ratios of Earnings to Fixed Charges" in the accompanying prospectus.

                            DESCRIPTION OF THE NOTES

GENERAL

    The following description of terms of the notes supplements the general description of the debt securities provided in the prospectus. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. It is important for you to consider the information contained in the prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

    This section describes some technical concepts, and thus we occasionally use defined terms. You will find an alphabetized glossary at the end of this section that defines all of the capitalized terms used in this section that are not defined in this section.

    THE INDENTURE. We will issue the notes under the indenture between us and Bank One Trust Company, N.A. (formerly known as The First National Bank of Chicago), as trustee. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. We have filed copies of the indenture with the SEC.

    RANKING. The notes will be unsecured and will rank equally with all our other unsecured and unsubordinated debt obligations. The notes are effectively subordinated to mortgages and our other secured indebtedness, which was approximately $466.6 million at December 31, 2000. The notes and the indenture will not limit us from incurring additional debt and will not place any other financial restrictions on us, except as described in the attached prospectus.

    AMOUNT. The amount of notes we may offer with this prospectus supplement will be reduced to the extent we issue other debt securities, preferred stock or warrants under the prospectus. The amount of notes that we may offer with this prospectus supplement is $150 million. In addition, we may further increase the amount of notes of this series that we may issue from time to time. The indenture does not limit the amount of notes that we may offer. If a note is an Original Issue Discount Note, we will use its initial offering price to calculate the amount issued.

    REOPENING OF ISSUE. We may, from time to time, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on an earlier date. After such additional notes are issued they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

    MATURITY. Each note will mature on any day 9 months or more from its date of issue. However, each note may also be subject to redemption at our option and repayment at your option (see "--Optional Redemption" below).

    PRICING SUPPLEMENT. The pricing supplement relating to a note will describe the following terms:

    - the specified currency;

    - whether the note is a fixed rate note, a floating rate note, an indexed note, a dual currency note, a renewable note, an extendable note or an amortizing note;

    - the issue price;

    - the original issue date;

    - the stated maturity date;

    - for a fixed rate note, the rate per annum at which it will bear interest, if any, and the date on which interest will be payable if other than May 1 and November 1;

    - for a floating rate note, the base rate, the initial interest rate, the interest reset period, the interest payment dates, the Index Maturity, the Designated LIBOR Currency, if any, the maximum interest rate, if any, the minimum interest rate, if any, the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

    - whether the note is an Original Issue Discount Note;

    - for an indexed note, the manner in which interest payments and the principal amount payable at Maturity will be determined;

    - if such note is an amortizing note, an amortization schedule;

    - whether the note may be redeemed at our option, or repaid at the holder's option prior to the stated maturity date as described further under "Optional Redemption" below, and if so, the terms of the redemption or repayment;

    - whether the notes are a reopening of notes previously issued; and

    - any other terms that do not conflict with the provisions of the indenture.

    FORM OF THE NOTES. We will issue the notes either in certificated form or pursuant to a book-entry system.

    BOOK-ENTRY NOTES. When we issue notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. All of the notes that have been issued previously have been issued in book- entry form. These certificates will name a nominee of The Depository Trust Company, New York, New York ("DTC") as the owner of the notes. DTC maintains a computerized system that will reflect your ownership of the notes through an account you will maintain with your broker/dealer, bank, trust company or other representative.

    DTC's nominee will be considered the owner of your note in our records and will be the entity entitled to cast a vote regarding your note. However, DTC and the broker/dealers, banks, trust companies and other representatives that are part of DTC's computerized system are required to contact you for voting instructions.

    CERTIFICATED NOTES. When we issue notes in certificated form, you will receive a certificate evidencing your note. The trustee will issue certificated notes on our behalf and will only prepare such certificated notes at our request. The certificate will name you as the owner of the note, unless you choose to have your broker/dealer, bank, trust company or other representative hold these certificates for you. If your name appears on the certificate evidencing your note, then you will be considered the owner of your note for all purposes under the indenture. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, you will be asked to cast the vote regarding your note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. However, this entity is required to contact you for voting instructions.

    EXCHANGES. Certificated notes cannot be exchanged for book-entry notes. Book-entry notes can be exchanged for certificated notes only if:

    - DTC notifies us that it is unwilling or unable to hold global certificates or it ceases to be a clearing agency registered under the Exchange Act, and another depositary is not appointed;

    - we elect not to have the notes represented by global certificates held by a depositary; or

    - an Event of Default has occurred under the indenture and is continuing with respect to the notes, and beneficial owners of a majority in aggregate principal amount of the book-entry notes advise DTC to cease acting as depositary.

In these limited circumstances, we will issue to you certificated notes in exchange for the book-entry notes. There will be no service charge for this exchange, but if a tax or other governmental charge is imposed, we may require you to pay it.

    DENOMINATIONS. The notes will have minimum denominations of $1,000, increased in multiples of $1,000. The authorized denominations of notes denominated in a foreign or composite currency will be described in the pricing supplement.

REGISTRATION AND TRANSFER OF NOTES

    BOOK-ENTRY NOTES. Each note will be deposited with, or on behalf of, DTC, as depository, and registered in the name of Cede & Co. (DTC's partnership nominee). If you transfer your note while it is in book-entry form, the transfer will be reflected on the computerized system at DTC. Your broker/ dealer, bank, trust company or other representative will arrange for the transfer to be reflected on DTC's records.

    CERTIFICATED NOTES. In addition to acting as trustee under the indenture, the trustee also acts as our registrar for notes issued in certificated form. You may go to the trustee's office at 14 Wall Street, Eighth Floor, New York, New York 10005 if you want to:

    - Register the transfer of any certificated note;

    - Exchange certificated notes for notes of different denominations;

    - Deliver payment instructions;

    - Obtain a new note to replace a note that has been lost or destroyed (you may be required to provide a document to the trustee and us agreeing to return the new certificate if the missing one is found);

    - Present notes that have matured or been redeemed in exchange for payment.

CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the DTC's rules and will be settled in immediately available funds using the DTC's Same-Day Funds Settlement System.

    METHODS OF PAYMENT. The trustee also acts as our paying agent, and will make all payments on the notes on our behalf.

    BOOK-ENTRY NOTES. The trustee will make payments of principal and interest on book-entry notes to the account of DTC's nominee by wire transfer of immediately available funds. Neither we nor the trustee will make any payments to owners of beneficial interests in book-entry notes. Instead, DTC will credit the funds to which you are entitled to the account of the broker/dealer, bank, trust company or other participant of DTC through which you hold your note. That participant, in turn, will credit these funds to your account (or the account of any other intermediary through which you hold your note).

    We understand that DTC's current practice is to credit interest payments (including interest payable at maturity) and principal payments in immediately available funds. These payments and credits will be made pursuant to the rules of DTC, in accordance with any standing instructions you have with your broker/dealer, bank, trust company or other participant in DTC through which you hold your notes and with customary practice in the broker/dealer industry. Neither we nor the trustee will be involved with, or responsible for, the movement of funds once the trustee has paid DTC.

    CERTIFICATED NOTES. If you hold certificated notes, payments of principal and interest due at maturity or earlier redemption will be paid by wire transfer of immediately available funds after you present the matured or redeemed note at the trustee's office (the address is given above). Interest payable at any other time will be paid by check mailed to your address as it appears in the trustee's records. If you own $10,000,000 or more of notes, we will pay you interest prior to maturity by wire transfer of immediately available funds if you give the appropriate instructions to the trustee at least 15 calendar days before the applicable interest payment date.

    SPECIAL PAYMENT PROVISIONS FOR NOTES DENOMINATED IN A FOREIGN
CURRENCY. Regardless of whether the notes are in book-entry or certificated form, all payments of principal and interest on foreign currency notes (other than dual currency notes) will be made in the currency of the notes, unless otherwise specified in the applicable pricing supplement. The trustee, or another exchange rate agent named in the pricing supplement, will convert these payments into U.S. dollars. However, you may elect to receive these amounts in the applicable foreign currency as described below.

    Any currency conversion will be based upon the highest bid quotation in New York City received by the exchange rate agent at approximately 11:00 a.m., Eastern Time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the exchange rate agent). If the exchange rate agent cannot obtain bid quotations for the conversion of the applicable foreign currency into U.S. dollars, then payments on the note will be made in the applicable foreign currency.

    If you elect to receive payment for a foreign currency note in the applicable foreign currency, you must submit a written request to the trustee at its corporate office in New York City on or before the applicable record date for an interest payment or at least 15 days before the maturity date of the note for payments at maturity. You may elect to receive all or any portion of all future payments in the applicable foreign currency and need not file a separate election for each payment. Such an election will remain in effect until you revoke it by written notice to the trustee, but the trustee must receive any such revocation notice on or before the applicable record date for an interest payment or at least 15 days before the maturity date of the note for payments at maturity. If you hold a note through a broker or nominee, you should contact the broker or nominee to determine whether and how you can make an election to receive payments in the applicable foreign currency.

    When we make payments of principal and interest on foreign currency notes in U.S. dollars, we will make the payments in the same manner as payments on notes denominated in U.S. dollars, as described above. When we make payments of interest on foreign currency notes in the applicable foreign currency other than at maturity, the payment will be made by check mailed to your address as it appears in the trustee's records, subject to your right to receive a wire transfer in certain cases, as described above for U.S. dollar payments. When we make payments of principal and interest on foreign currency notes in the applicable foreign currency at maturity, the payment will be made by wire transfer of immediately available funds to an account with a bank you have designated to the trustee in writing at least 15 days before maturity, provided the bank has the appropriate facilities and you surrender the note to the trustee in time for the trustee to make the payment in accordance with its normal procedures.

    DTC will not accept foreign currency payments. You may elect to receive foreign currency payments in respect of book-entry notes by notifying your broker/dealer, bank, trust company or other participant in DTC through which you hold notes at least 15 days prior to the payment date that you have elected to receive all or a portion of the foreign currency payment in that foreign currency and by providing your broker/dealer, bank, trust company or other participant in DTC with wire transfer instructions to an account maintained in that foreign currency. The DTC participant in turn will notify DTC of your election and wire transfer instructions and DTC will pass those on to the trustee. If the trustee receives those instructions from DTC in time, you will receive payment in the foreign currency, after deduction of the trustee's currency conversion and other costs. Otherwise, you will receive payment in U.S. dollars through DTC.

    You will be responsible for the costs of any currency conversion effected by the trustee on your behalf.

RECIPIENTS OF PAYMENTS

    Payments of interest on notes are generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest will be payable at maturity, redemption or repayment to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date. The record date for any interest payment date will be the date (whether or not a Business Day) 15 calendar days immediately before the interest payment date, unless otherwise specified in the applicable pricing supplement.

OPTIONAL REDEMPTION

    We may issue notes that permit us to redeem them prior to their maturity ("calls") or that permit you to require us to redeem them prior to their maturity ("puts"). Any such redemption provisions, including the date(s) on which the call or put may occur and whether redemptions may be made in whole or in part, will be described in the pricing supplement relating to the specific notes. Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund.

    If we are permitted to call any notes, we will give notice of redemption to you (or the entity that is the registered holder of your notes) by mail at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption.

    If you are permitted to put any notes, you must notify the trustee at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption. Unless otherwise specified in the applicable pricing supplement, for any note to be repaid, the trustee must receive:

    - in the case of a certificated note, the note with the attached "Option to Elect Repayment" form completed, or a letter from a broker/dealer, bank or trust company notifying the trustee of your intent to redeem your notes and guaranteeing that you will deliver the note and the attached "Option to Elect Repayment" form not later than five Business Days after the date set for redemption; or

    - in the case of a book-entry note, instructions to such effect from the beneficial owner of the note to DTC and forwarded by DTC to the trustee.

    Any notice of redemption delivered by you or by us will be irrevocable.

    OPEN-MARKET PURCHASES. We may, at any time, purchase notes at any price from holders of notes or in the open market. If we purchase any of our notes, we may hold them, resell them or surrender them to the trustee for cancellation.

INTEREST AND INTEREST RATES

    We will pay interest (other than defaulted interest) on the Interest Payment Dates (as defined below) to those who are registered holders of notes on the applicable record date as described below in "--Fixed Rate Notes" and "--Floating Rate Notes--When Interest Is Paid" in this prospectus supplement, except that interest payable at maturity will be payable to the person to whom principal is payable; provided that if we would have made a regular interest payment on the maturity date, a redemption date or a repayment date, we will make that regular interest payment to the holder as of the regular record date, even if it is not the same person to whom we are paying the principal amount. Cede & Co., as nominee for The Depository Trust Company, the depositary for the notes, will be the initial registered holder of the global notes. We will pay interest due on a redemption date, repayment date or maturity date to the same person to whom we are paying the principal amount. However, if we would have made a regular interest payment on the redemption, repayment or maturity date, we will make that regular interest payment to the registered holder as of the applicable record date, even if it is not the same person to whom we are paying the principal amount.

    If we originally issue a note between a record date and an Interest Payment Date, we will make the first payment of interest on the Interest Payment Date following the next record date to the registered owner on that record date.

    Unless the applicable pricing supplement specifies otherwise, payments of interest on any note on any Interest Payment Date, maturity date, redemption date or repayment date will include interest accrued from and including the immediately preceding Interest Payment Date (or from and including the date of issue if no interest has been paid or duly provided for), to, but excluding, the Interest Payment Date, maturity date or redemption date. However, in case the interest rate on a note is reset daily or weekly, unless the applicable pricing supplement specifies otherwise, the interest payments will include interest accrued only from but excluding the record date through which interest has been paid (or from and including the date of issue, if no interest has been paid) through and including the record date next preceding the applicable Interest Payment Date, except that the interest payment on maturity, redemption or repayment, as applicable, will include interest accrued to, but excluding, that date.

    The interest rates we will offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of notes purchased in a single transaction.

    FIXED RATE NOTES

    Each fixed rate note will bear interest at the annual rate specified in the note and in the applicable pricing supplement. Interest on the fixed rate notes will be paid on May 1 and November 1 of each year or as specified in the applicable pricing supplement. Unless we specify otherwise in the applicable pricing supplement, the record date for fixed rate notes is April 15 for a May 1 Interest Payment Date, October 15 for a November 1 Interest Payment Date and the date that is 15 calendar days before any other Interest Payment Date, whether or not those dates are business days. Interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months or as specified in the applicable pricing supplement. In the event that any Interest Payment Date or maturity for any fixed rate note is not a Business Day, interest on such fixed rate note will be paid on the next succeeding Business Day; however, we will not pay any additional interest due to the delay in payment.

    FLOATING RATE NOTES

    GENERAL. Floating rate notes will bear interest based on a formula specified in the applicable pricing supplement. The formula may be based on one of the following interest rate indices, each of which is described in more detail below:

    - the CD Rate

    - CMT Rate

    - the Commercial Paper Rate

    - the Eleventh District Cost of Funds Rate

    - the Federal Funds Rate

    - LIBOR

    - the Prime Rate

    - the Treasury Rate

    - such other rate specified in the applicable pricing supplement.

    The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

    DATE OF INTEREST RATE CHANGE. The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually (this period is the "Interest Reset Period" and the first day of each Interest Reset Period is the "Interest Reset Date"). Unless we state otherwise in the applicable pricing supplement, the Interest Reset Dates will be:

    - for floating rate notes that reset daily, each Business Day;

    - for floating rate notes (other than Treasury Rate notes) that reset weekly, Wednesday of each week;

    - for Treasury Rate notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes");

    - for floating rate notes (other than Eleventh District Cost of Funds Rate Notes) that reset monthly, the third Wednesday of each month;

    - for Eleventh District Cost of Funds Rate notes, all of which reset monthly, the first calendar day of each month;

    - for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

    - for floating rate notes that reset semiannually, the third Wednesday of each of the two months specified in the pricing supplement; and

    - for floating rate notes that reset annually, the third Wednesday of the month specified in the pricing supplement.

    If an Interest Reset Date for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

    HOW INTEREST IS CALCULATED. We will appoint a calculation agent to calculate interest rates on the floating rate notes. Unless we choose a different party in the pricing supplement, the lead agent for an issue of notes will be the calculation agent for those notes. Floating rate notes will accrue interest from and including the original issue date or the last date to which interest has been paid or provided for, as the case may be, to but excluding the applicable Interest Payment Date, as described below, or maturity, as the case may be.

    Accrued interest on floating rate notes will be calculated by multiplying the principal amount of such note (or, in the case of an indexed note, unless otherwise specified in the pricing supplement, the face amount of such indexed note) by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each day will be computed by dividing the interest rate in effect on that day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, the Eleventh District Cost of Funds Rate notes, Federal Funds rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes. For these calculations, the interest rate in effect on any Interest Reset Date will be the new reset rate determined as of the applicable Interest Determination Date.

    For a regular floating rate note, unless specified otherwise in the pricing supplement, the interest factor will be based on the applicable index (1) plus or minus any applicable Spread and/or (2) multiplied by any applicable Spread Multiplier.

    For a floating rate note designated as a "Floating Rate/Fixed Rate Note," unless specified otherwise in the pricing supplement, the interest factor will be based on:

    (1) the interest rate specified as the initial interest rate from the date of issue to the first Interest Reset Date;

    (2) the applicable index (a) plus or minus any applicable Spread and/or
       (b) multiplied by any applicable Spread Multiplier from the first Interest Reset Date until any specified fixed interest commencement date; and

    (3) a fixed interest rate specified in the pricing supplement from any fixed interest commencement date until maturity.

    For a floating rate note designated as an "Inverse Floating Rate Note," unless specified otherwise in the pricing supplement, the interest factor will be based on a fixed interest rate specified in the pricing supplement minus the applicable index (1) plus or minus any applicable Spread and/or (2) multiplied by any applicable Spread Multiplier, except that unless specified otherwise in the pricing supplement, the interest rate will not be less than zero.

    The calculation agent will round all percentages resulting from any calculation of the rate of interest on a floating rate note, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .9876545) would be rounded to 9.87655% (or .987655)) and all currency amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent or, in the case of a foreign currency note, to the nearest unit (with one-half cent or unit being rounded upward).

    WHEN INTEREST IS PAID. Unless we state otherwise in the applicable pricing supplement, we will pay interest on floating rate notes as follows:

    (1) for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year specified in the pricing supplement;

    (2) for notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year specified in the pricing supplement;

    (3) for notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the pricing supplement; and

    (4) for notes that reset annually, on the third Wednesday of one month of each year specified in the pricing supplement.

    Each of the above dates is an "Interest Payment Date." We will also pay interest on all notes at maturity.

    If an Interest Payment Date (other than at maturity) for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

    If the maturity for a floating rate note falls on a day that is not a Business Day, we will make the payment on the next Business Day, without additional interest.

    References below to information services include any successor information services.

    CD RATE NOTES

    Each CD Rate note will bear interest at a specified rate that will be reset periodically based on the CD Rate and any Spread and/or Spread Multiplier.

    "CD Rate" means, with respect to any Interest Determination Date, the rate on that Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (secondary market)".

    The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the CD Rate will be the rate for negotiable certificates of deposit having the specified Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)."

    (b) If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the average of the secondary market offered rates, as of 10:00 a.m., New York City time, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York (which may include an agent or its affiliates) selected by the calculation agent for negotiable certificates of deposit of major money market banks with a remaining maturity closest to the specified Index Maturity in a denomination that is representative for a single transaction in that market at that time.

    (c) If fewer than three dealers are providing quotes, the rate of interest on the CD Rate note will be the same as the rate of interest thereon in the prior interest period.

    CMT RATE NOTES

    Each CMT Rate note will bear interest at a specified rate that will be reset periodically based on the CMT Rate and any Spread or Spread Multiplier.

    "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities. . . Federal Reserve

Board Release H.15. . . Mondays Approximately 3:45 p.m.", under the column for the specified Index Maturity for:

    (1) if the Designated CMT Telerate Page is 7051, the rate for the Interest Determination Date; or

    (2) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as applicable, ended immediately preceding the week or month, as applicable, in which the Interest Determination Date occurs.

    The following procedures will apply if the rate cannot be set as described above:

    (a) If we do not specify any page, the Designated CMT Telerate Page will be 7052 for the most recent week. If that rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the specified Index Maturity as published in the relevant H.15(519).

    (b) If the rate is no longer published in H.15(519), or is not published by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate for that determination date will be the Treasury constant maturity rate for the specified Index Maturity (or other U.S. Treasury rate for such Index Maturity for that Interest Determination Date) as may then be published by either the Federal Reserve Board or the U.S. Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

    (c) If that information is not provided by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on that Interest Determination Date reported, according to their written records, by three leading primary U.S. government securities dealers (each, a "Reference Dealer") in The City of New York (which may include an agent or its affiliates) selected by the calculation agent. These dealers will be selected from five Reference Dealers.

        The calculation agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the specified Index Maturity and a remaining term to maturity of not less than the specified Index Maturity minus one year.

        If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the specified Index Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    (d) If the calculation agent cannot obtain three Treasury Note quotations, the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on that Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent using the same method described above, for Treasury Notes with an original maturity of the number of years that is the next highest to the specified Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100,000,000.

        If three or four (and not five) of the Reference Dealers are providing quotes, then the CMT Rate will be based on the average of the offer prices obtained, and neither the highest nor the lowest of such quotes will be eliminated.

    (e) If fewer than three Reference Dealers are providing quotes, the rate of interest on CMT Rate notes will be the same as the rate of interest thereon in the prior interest period.

    COMMERCIAL PAPER RATE NOTES

    Each Commercial Paper Rate note will bear interest at a specified rate that will be reset periodically based on the Commercial Paper Rate and any Spread and/or Spread Multiplier.

    "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the specified Index Maturity as published in H.15(519) under the heading "Commercial Paper--Nonfinancial."

    The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate is not published in H.15(519) prior to 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate for commercial paper having the specified Index Maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper-Nonfinancial."

    (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the average for the offered rates, as of 11:00 a.m., New York City time, on that Interest Determination Date, of three leading dealers of commercial paper in The City of New York (which may include an agent or its affiliates) selected by the calculation agent for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, by a nationally recognized rating agency.

    (c) If fewer than three dealers are providing quotes, the rate of interest on the Commercial Paper Rate note will be the same as the rate of interest thereon in the prior interest period.

    ELEVENTH DISTRICT COST OF FUNDS RATE NOTES.

    Each Eleventh District Cost of Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Eleventh District Cost of Funds Rate and any Spread and/or Spread Multiplier).

    "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Interest Determination Date as set forth under the caption "11th District" on Telerate on page 7058 (or such other page as is specified in the applicable pricing supplement) as of 11:00 a.m., San Francisco time, on such Interest Determination Date. If such rate does not so appear, the Eleventh District Cost of Funds Rate shall be the FHLB Index for the calendar month preceding the date of such announcement. If the Federal Home Loan Bank of San Francisco fails to announce such rate for the calendar month next preceding such Interest Determination Date, then the rate of interest on the Eleventh District Cost of Funds Rate notes will be the same as the rate of interest thereon in the prior interest period.

    FEDERAL FUNDS RATE NOTES

    Each Federal Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and any Spread and/or Spread Multiplier.

    "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on specified dates for Federal Funds published in H.15(519) prior to 11:00 a.m., New York City time, under the heading "Federal Funds Effective", as such rate is displayed on Telerate Page 120.

    The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate does not appear on Telerate Page 120 or is not published in H.15(519) prior to 11:00 a.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate on such Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

    (b) If the rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, the Federal Funds Rate will be the average of the rates, as of 11:00 a.m., New York City time, on that Interest Determination Date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include an agent or its affiliates) selected by the calculation agent.

    (c) If fewer than three brokers are providing quotes, the rate of interest on the Federal Funds Rate notes will be the same as the rate of interest thereon in the prior interest period.

    LIBOR NOTES

    Each LIBOR note will bear interest at a specified rate that will be reset periodically based on LIBOR and any Spread and/or Spread Multiplier.

    The calculation agent will determine LIBOR on each Interest Determination Date as follows:

    (a) With respect to any Interest Determination Date, LIBOR will be generally determined as either:

       (1) If "LIBOR Reuters" is specified in the pricing supplement, the average of the offered rates for deposits in the Designated LIBOR Currency having the specified Index Maturity beginning on the second London Business Day immediately after the Interest Determination Date, that appear on the Designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page; or

       (2) If LIBOR Telerate is specified in the pricing supplement, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the Designated LIBOR Currency having the specified Index Maturity beginning on the second London Business Day immediately after such date (or, if pounds sterling is the Designated LIBOR Currency, beginning on such date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date), that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

    Where (1) above applies, if fewer than two offered rates appear on the Designated LIBOR Page, or, where (2) above applies, if no rate appears on the Designated LIBOR Page, LIBOR for that Interest Determination Date will be determined based on the rates on that Interest Determination Date at approximately 11:00 a.m., London time, at which deposits on that date in the Designated LIBOR Currency for the period of the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent and in a principal amount of not less than $1,000,000 (or its foreign currency equivalent) that in the calculation agent's judgment is representative for a single transaction in the Designated LIBOR

    Currency in such market at such time (a "Representative Amount"). The offered rates must begin on the second London Business Day immediately after the Interest Determination Date (or if pounds sterling is the Designated LIBOR Currency, commencing on such Interest Determination Date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date).

    The calculation agent will request the principal London office of each of these banks to quote its rate. If the calculation agent receives at least two quotations, LIBOR will be the average of those quotations.

    (b) If the calculation agent receives fewer than two quotations, LIBOR will be the average of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in the Principal Financial Center selected by the calculation agent. The rates will be for loans in the Designated LIBOR Currency to leading European banks having the specified Index Maturity beginning on the second London Business Day after that date (or, if pounds sterling is the Designated LIBOR Currency, commencing on such date or, if euro is the Designated LIBOR Currency, beginning on the second TARGET Settlement Day immediately after such date) and in a Representative Amount.

    (c) If fewer than three banks provide quotes, the rate of interest on the LIBOR notes will be the same as the rate of interest thereon in the prior interest period.

    PRIME RATE NOTES

    Each Prime Rate note will bear interest at a specified rate that will be reset periodically based on the Prime Rate and any Spread and/or Spread Multiplier.

    "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth on that Interest Determination Date in H.15(519) under the heading "Bank Prime Loan".

    The following procedures will apply if the rate cannot be set as described above:

    (a) If the rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate as published on such Interest Determination Date in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate under the caption "Bank Prime Loan".

    (b) If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate for that Interest Determination Date.

    (c) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIME1 Page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by four major money center banks in The City of New York selected by the calculation agent.

    (d) If fewer than two rates appear, the Prime Rate will be determined based on the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the calculation agent.

    (e) If no banks are providing quotes, the rate of interest on the Prime Rate notes will be the same as the rate of interest thereon for the prior interest period.

    TREASURY RATE NOTES

    Each Treasury Rate note will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and any Spread and/or Spread Multiplier.

    "Treasury Rate" means, with respect to any Interest Determination Date, the rate from the most recent auction of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as it appears under the caption "Investment Rate" on Telerate Page 56 or Telerate Page 57 (or any other pages as may replace such pages on such service).

    The following procedures will apply if the rate cannot be set as described above:

    (a) If, by 3:00 p.m., New York City time, on the Calculation Date for an Interest Reset Period, Treasury bills of the specified Index Maturity have been auctioned on an Interest Determination Date during that Interest Reset Period, but the rate for such Interest Determination Date does not appear on either Telerate Page 56 or Telerate Page 57, the rate will be the Bond Equivalent Yield on such Interest Determination Date of the rate for Treasury bills of the specified Index Maturity as set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, for that day under the caption "U.S. Government securities/Treasury bills/Auction high."

    (b) If the rate cannot be set as described in (a) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield on such Interest Determination Date of the auction rate for Treasury bills of the specified Index Maturity as announced by the U.S. Department of the Treasury.

    (c) If the rate cannot be set as described in (b) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield, on such Interest Determination Date, of the rate for Treasury bills of the specified Index Maturity as set forth in H.15(519), under the caption "U.S. Government securities/Treasury bills/Secondary Market."

    (d) If the rate cannot be set as described in (c) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Bond Equivalent Yield, on such Interest Determination Date, of the rate for Treasury bills of the specified Index Maturity as set forth in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary Market."

    (e) If the rate cannot be set as described in (d) above by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the average of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary U.S. government securities dealers in The City of New York (which may include an agent or its affiliates) selected by the calculation agent for the issue of Treasury bills with the remaining maturity closest to the specified Index Maturity.

    (f) If the rate cannot be set as described in (e) above, then the rate of interest on the Treasury Rate notes will be the same as the rate of interest thereon in the prior interest period.

INDEXED NOTES

    We may offer indexed notes under which principal or interest is determined by reference to an index related to:

    (a) the rate of exchange between the specified currency for such note and the Designated LIBOR Currency;

    (b) the difference in the price of a specified commodity on specified dates;

    (c) the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks, on specified dates; or

    (d) any other objective price or economic measures described in the pricing supplement.

    We will describe the manner of determining principal and interest amounts in the pricing supplement. We will also include historical and other information regarding the index or indexes and information concerning tax consequences to holders of indexed notes.

    Interest payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal payable upon redemption or repayment prior to Maturity will be the face amount, the index principal amount at the time of redemption or repayment or some other amount.

DUAL CURRENCY NOTES

    We may offer dual currency notes under which we have the option to make all payments in a currency that is different than the currency in which the notes were issued. We can only exercise this option with respect to all dual currency notes issued on the same day with the same terms.

    The pricing supplement will include related tax information and will specify the date on which we may exercise our option.

    If we elect to exercise our option to make scheduled payments in the alternate currency, we will notify you by mail within two Business Days. We will not be able to withdraw such notice once it has been mailed to you.

    Because of fluctuating exchange rates, you may receive less in interest and/or principal in the alternate currency than you would if we made payments in the notes' original currency. For further information regarding certain risks inherent in notes denominated in currencies other than U.S. dollars, see "Risk Factors" above.

RENEWABLE NOTES

    We may issue renewable notes which will bear interest at a specified rate that will be reset based on a base rate and any Spread and/or Spread Multiplier.

    The maturity of a renewable note will be automatically extended for a twelve month period on each maturity date unless you elect to terminate the automatic extension. To terminate the automatic extension of your renewable note, you must notify the trustee within the time frame specified in the pricing supplement. You may choose to maintain the automatic extension provision for a portion of your note so long as that portion equals at least $100,000 (or its foreign currency equivalent). The maturity of the renewable notes cannot be extended beyond the final maturity date specified in the pricing supplement. If you elect to terminate the automatic extension of any portion of your renewable note, you will receive payment of principal on that portion on an interest payment date falling approximately six months after the date on which the note was scheduled to be extended.

    You may revoke your election to terminate the automatic extension or any portion of your renewable note if such portion equals at least $100,000 (or its foreign currency equivalent). To revoke your election you must notify the trustee prior to the fifteenth calendar day before the portion is scheduled to mature. An election to terminate the automatic extension of a renewable note will be binding on any subsequent holder of the note unless it is properly revoked.

    We may elect to redeem the total amount or a portion of a renewable note at a redemption price of 100% of its principal amount plus accrued interest. If we decide to redeem a renewable note we will notify you by first class mail at least 30 calendar days but not more than 60 calendar days prior to the redemption date.

    We may also issue renewable notes under which the Spread and/or Spread Multiplier is reset by a remarketing agent using remarketing procedures included in the pricing supplement.

EXTENDIBLE NOTES

    We may issue extendible fixed rate notes under which we have the option to extend the notes' stated maturity date for one or more whole years up to a date specified in the pricing supplement. If we elect to extend the notes, we must notify the trustee at least 45 calendar days and not more than 60 calendar days prior to the notes' original stated maturity date. The trustee will notify you of our decision to extend the maturity of the notes by first class mail. The notice will specify the notes' new maturity date, the interest rate applicable to the extension period and any applicable redemption provisions.

    We can increase the interest rate for the extension period by notifying the trustee at any time prior to 10:00 a.m., New York City time, on the twentieth calendar day before the extended notes are scheduled to mature. The trustee will send you notice of the increase in interest rate in a manner agreed upon by us and the trustee. We cannot revoke our election to increase the interest rate.

    If we elect to extend the maturity of an extendible note, you have the option to require us to repay such note on the maturity date then in effect at a price equal to the principal amount of the note plus any accrued interest to such date. To exercise this option you must notify the trustee at least 25 calendar days but not more than 60 calendar days prior to the date the notes are scheduled to mature. You may notify the trustee either by delivering to the trustee the note with the attached "Option to Elect Repayment" form completed, or by delivering to the trustee a letter from a broker/dealer, bank or trust company notifying the trustee of your intent to redeem your notes and guaranteeing that you will deliver the note and the attached "Option to Elect Repayment" form not later than five Business Days after the date set for redemption. You may revoke your election to be repaid at any time before 3:00 p.m., New York City time, on the twentieth calendar day prior to the date the notes are scheduled to mature.

AMORTIZING NOTES

    We may offer amortizing notes. Unless otherwise specified in the applicable pricing supplement, interest on an amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount. Further information about amortizing notes including an amortization schedule will be included in the pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

    We may from time to time offer notes ("Original Issue Discount Notes") that have an issue price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof, I.E., par) by more than a percentage equal to the product of 0.25% and the number of full years to the maturity date. Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an Original Issue Discount Note and par is referred to as the "Discount." In the event of redemption, repayment or acceleration of maturity of an Original Issue Discount Note, the amount payable to the holder of an Original Issue Discount Note will be equal to the sum of:

    - the issue price (increased by any accruals of Discount) and, in the event of any redemption of the applicable Original Issue Discount Note, if applicable, multiplied by the initial redemption percentage (as adjusted, if applicable); and

    - any unpaid interest accrued on the Original Issue Discount Note to the date of the redemption, repayment or acceleration of maturity, as the case may be.

    For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, a Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the Original Issue Discount Note and an assumption that the maturity of an Original Issue Discount Note will not be accelerated. If the period from the date of issue to the first Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for the Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended, certain Original Issue Discount Notes may not be treated as having original issue discount within the meaning of the Code, and notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

OTHER PROVISIONS, ADDENDA

    We may modify any provision of a note by using the section marked "Other Provisions" or by providing an addendum to the note.

GLOSSARY

    The following is a glossary of terms used in this section.

    "Bond Equivalent Yield" means the rate for which is quoted on a bank discount basis, a yield (expressed as a percentage) calculated in accordance with the following formula:

                                               D X N
          Bond Equivalent Yield =         ---------------         X 100
                                           360 - (D X M)

where "D" refers to the per annum rate for the security, quoted on a bank discount basis and expressed as a decimal; "N" refers to 365 or 366, as the case may be and "M" refers to the actual number of days in the period for which interest is being calculated.

    "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to notes denominated in a foreign currency, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center of the country issuing the specified currency (or, if the specified currency is euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to LIBOR notes (other than those denominated in euro), such day is also a London Business Day.

    "Calculation Date" means the date by which the calculation agent calculates an interest rate for a floating rate note, which will be in respect of any Interest Determination Date, the earlier of (i) the tenth day after the Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be (except in the case of a LIBOR note where the Calculation Date is the Interest Determination Date).

    "Designated CMT Telerate Page" means the display on Telerate (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on such service. If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    "Designated LIBOR Currency" means the currency (including composite currencies and euro) specified in the pricing supplement as to which LIBOR will be calculated. If no such currency is specified in the pricing supplement, the Designated LIBOR Currency will be U.S. dollars.

    "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified as the method for calculating LIBOR, the display on Telerate (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Designated LIBOR Currency.

    "euro" means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Communities, as amended.

    "FHLB Index" means the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District most recently announced by the Federal Home Loan Bank.

    "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/ h15/update, or any successor site or publication.

    "Index Maturity" for any note is the period of maturity of the instrument, obligation or index from which the interest rate is calculated.

    "Interest Determination Date" means

    - with respect to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, the Prime Rate and the CMT Rate, the second Business Day immediately preceding the applicable Interest Reset Date;

    - with respect to the Eleventh District Cost of Funds Rate, the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the FHLB Index;

    - with respect to LIBOR, the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is
      (1) pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date or (2) euro, in which case the Interest Determination Date will be the second TARGET Settlement Date preceding such Interest Reset Date;

    - with respect to the Treasury Rate, the day in the week in which the applicable Interest Reset Date falls on which day Treasury bills are normally auctioned(Treasury bills are normally sold at an auction held on Monday of each week, unless such Monday is a legal holiday, in which case the auction is normally held on the immediately succeeding Tuesday although such auction may be held on the preceding Friday); except that
      (1) if an auction is held on Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday and (2) if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day; and

    - with respect to a floating rate note the interest rate of which is determined by reference to two or more Interest rate bases, the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such floating rate note on which each Interest rate basis is determinable, with each interest rate basis determined as of such date, and the applicable interest rate taking effect on the applicable Interest Reset Date.

    "IRS" means the United States Internal Revenue Service.

    "London Business Day" means a day on which commercial banks are open for business (including dealings in the Designated LIBOR Currency) in London.

    "Money Market Yield" means a yield calculated in accordance with the following formula:

                                           D X 360
          Money Market Yield =         ---------------         X 100
                                        360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which accrued interest is being calculated.

    "OID Regulations" means regulations issued by the United States Treasury Department concerning the treatment of debt instruments issued with original issue discount.

    "Original Issue Discount Note" means any note that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the indenture.

    "Principal Financial Center" means (1) the capital city of the country issuing the currency in which the notes are denominated or (2) the capital city of the country to which the Designated LIBOR

Currency relates, as applicable, except, in the case of (1) or (2) above, that with respect to the following currencies, the "Principal Financial Center" will be as indicated below:

CURRENCY                               PRINCIPAL FINANCIAL CENTER
-------------------------------------  ----------------------------------------------------
United States dollars................  The City of New York
Australian dollars...................  Sydney and, if Australian dollars is the currency in which the notes are denominated, Melbourne
Canadian dollars.....................  Toronto
South African rand...................  Johannesburg
Swiss francs.........................  Zurich
euro.................................  London

    "Reuters Screen PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or such other page as may replace the US PRIME 1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

    "Spread" means the number of basis points (one basis point equals one-hundredth of a percentage point) to be added to or subtracted from the interest rate of a floating rate note.

    "Spread Multiplier" means the percentage of the interest rate that may be specified in the applicable pricing supplement by which the interest rate or a floating rate note will be multiplied.

    "TARGET Settlement Date" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

    "Telerate" means Bridge Telerate, Inc. (or any successor service).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the principal United States federal income tax considerations that may be relevant to you. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations and administrative pronouncements and judicial decisions, all of which may change after the date of this prospectus supplement. This summary assumes that you will acquire notes on original issue and hold them as capital assets. It does not discuss all of the United States federal income tax considerations that may be relevant to holders that may be subject to special tax rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, U.S. holders whose "functional currency" is not the U.S. dollar, persons holding notes in connection with a hedging transaction, a "straddle" transaction, conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Furthermore, there can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought.

    YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF NOTES, INCLUDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAW.

    As used in this discussion, a U.S. holder means a beneficial owner of a note that is for United States federal income tax purposes:

    - an individual who is a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof, or the District of Columbia;

    - an estate the income of which is subject to United States federal income taxation regardless of its source;

    - a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States persons have the authority to control all substantial decisions of the trust; or

    - certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons.

A non-U.S. holder means a beneficial owner of notes that is not a U.S. holder.

PAYMENTS OF INTEREST

    Payments of interest on a note generally will be taxable to a U.S. holder as ordinary income at the time such holder accrues or receives such payments (in accordance with the holder's method of tax accounting). Under the OID Regulations, interest on a note that matures one year or less from the date it is issued will be taxed as described below under "Original Issue Discount Notes." Special rules concerning the payment of interest on Original Issue Discount Notes, certain floating rate notes and foreign currency notes, are described under "Original Issue Discount Notes" and "Foreign Currency Notes" below.

SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION OF NOTES

    Upon the sale, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the transaction and the holder's adjusted tax basis in the note. The amount realized does not include any amount attributable to accrued interest on the note that have not previously been included in income. Such amounts will instead be treated as interest as described under "Payments of Interest" above. A U.S. holder's adjusted tax basis in a note will equal the cost of the note to such holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to such note, and reduced by any amortized premium and any principal payments received by the holder and, in the case of an Original Issue Discount Note, by the amounts of any payments that do not constitute qualified stated interest (as defined below).

    Subject to the discussion regarding "Foreign Currency Notes" below, gain or loss realized by a U.S. holder on the sale, exchange or retirement of a note will be capital gain or loss (except to the extent of any original issue discount not previously included in the holder's taxable income), and will be long-term capital gain or loss if at the time of the transaction, the note has been held for more than one year. Long term capital gain will be taxed at a rate not to exceed 20% in the hands of a non-corporate U.S. holder, whereas capital gain recognized by a non-corporate holder from sale, retirement or other taxable disposition of a note held for one year or less generally will be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate U.S. holder will be subject to tax at the ordinary income tax rates regardless of such corporation's holding period. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

ORIGINAL ISSUE DISCOUNT NOTES

    For United States federal income tax purposes, original issue discount is the excess of the "stated redemption price" at maturity of a note over its "issue price," if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for a payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest payments."

    The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, as described below, certain floating rates. If, however, a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (E.G., notes with teaser rates or interest holidays) and neither the resulting foregone interest on such note nor any discount created by the note's stated principal amount being in excess of its issue price equals or exceeds the DE MINIMIS amount described above, then the stated interest on the note will be treated as qualified stated interest. Holders of a note having DE MINIMIS original issue discount generally must include a proportionate amount of each payment of stated principal in income as gain realized on retirement of the note.

    Payments of qualified stated interest on a note are taxable to a holder as ordinary interest income at the time the holder accrues or receives such payments (in accordance with the holder's regular method of tax accounting). A U.S. holder of a note issued with original issue discount must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the U.S. holder of a note issued with original issue discount is the sum of the daily portions of original issue discount with respect to such note for each day during the taxable year (or portion of the taxable year) in which such holder held such note. The "daily portion" of original issue discount on any note issued with original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and the accrual period may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

    - the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), and

    - the amount of any qualified stated interest payments allocable to such accrual period.

    The "adjusted issue price" of a note issued with original issue discount at the beginning of any accrual period is the sum of the issue price of the note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the note that were not qualified stated interest payments. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods if there is no payment made with respect to the note until maturity.

    A U.S. holder who purchases a note for an amount that is greater than its adjusted issue price as of the purchase date but less than or equal to the sum of all amounts payable on the note issued with original issue discount after the purchase date other than payments of qualified stated interest will be considered to have purchased the note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the holder holds the note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

    Under the OID Regulations, floating rate notes are subject to special rules whereby a floating rate note will qualify as a variable rate debt instrument if:

    (a) its issue price does not exceed the total non-contingent principal payments due under the floating rate note by more than a specified DE MINIMIS amount, and

    (b) it provides for stated interest, paid or compounded at least annually, at current values of:

       (1) one or more "qualified floating rates,"

       (2) a single fixed rate and one or more qualified floating rates,

       (3) a "single objective rate," or

       (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (E.G., two or more qualified floating rates with values within 25 basis points of each other as determined on the floating rate note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum stated interest rate (I.E., a cap), a minimum stated interest rate (I.E., a floor) or an interest rate governor may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap, floor or governor is fixed throughout the term of the note or certain other conditions are met.

    An "objective rate" is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based upon objective financial or economic information (other than information that is within the control of or unique to the circumstances of the issuer or a related party). The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a floating rate note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the floating rate note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the floating rate note's term.

    A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a floating rate note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the floating rate note is issued at a "true" discount (I.E., at a price below the note's stated principal amount) in excess of a specified DE MINIMIS amount. Original issue discount on such a floating rate note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to:

    - in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

    - in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

    In general, any other floating rate note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. The OID Regulations generally require that such a floating rate note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

    In the case of a floating rate note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate (which is not a fixed rate only applicable during the initial period of less than one year as discussed above) in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the floating rate note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. holder of the floating rate note will account for such original issue discount and qualified stated interest as if the holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

    If a floating rate note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the floating rate note would be treated as a contingent payment debt instrument ("CPDI"). In general, the CPDI regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss under general principles of current United States federal income tax law. Specifically, the CPDI regulations would generally require a U.S. holder of such an instrument to include future contingent and non-contingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI regulations, any gain recognized by a U.S. holder on the sale, retirement or other taxable disposition of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). IF YOU ARE A U.S. HOLDER AND PLAN TO PURCHASE INDEXED NOTES OR FLOATING RATE NOTES PROVIDING FOR CONTINGENT PAYMENTS, YOU SHOULD REVIEW THE DISCUSSION REGARDING TAXATION IN THE PRICING SUPPLEMENT AND YOU SHOULD CONSULT YOUR TAX ADVISER ABOUT THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF SUCH NOTES.

    Certain of the notes (a) may be redeemable at our option prior to their stated maturity (a "call"), and/or (b) may be repayable at the option of the holder prior to their stated maturity (a "put"). Notes containing such features may be subject to special rules. IF YOU INTEND TO PURCHASE NOTES WITH THESE FEATURES YOU SHOULD CONSULT YOUR TAX ADVISOR, SINCE THE ORIGINAL ISSUE DISCOUNT CONSEQUENCES WILL DEPEND, IN PART, ON THE PARTICULAR TERMS AND FEATURES OF THE NOTES YOU BUY.

    If you are a U.S. holder, you can generally elect to include in income all interest (including stated interest, acquisition discount, original issue discount and DE MINIMIS original issue discount), as adjusted by any amortizable bond premium that accrues on a note by using the constant yield method applicable to original issue discount subject to certain limitations and exceptions. If you make such an election, you may be deemed to have made the elections described below in "Acquisition Premium."

SHORT-TERM NOTES

    Short-term notes will be treated as having been issued with original issue discount. All payments of interest on a short-term note will be included in the stated redemption price at maturity of the notes. In general, a U.S. holder of a short-term note that uses the cash method of tax accounting is not required to accrue original issue discount unless the holder elects to do so. If such election is not made, any gain recognized by the holder on the sale, maturity or other taxable disposition of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election, under the constant yield method (based on daily compounding), reduced by any interest received, through the date of sale or maturity, and a portion of the deductions otherwise allowable to the holder for any interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. holders who report income for federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

ACQUISITION PREMIUM

    If a U.S. holder purchases a note for an amount that is greater than the amount payable at maturity, the holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess, and may elect to amortize such premium over the remaining term of the note, based on the holder's yield to maturity with respect to the note as determined under the bond premium rules. A U.S. holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the holder's income with respect to the note in that accrual period. Moreover, where the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. holder's prior interest inclusions on the note. Any excess is generally carried forward and allocable to the next accrual period. A holder who elects to amortize bond premium must reduce his tax basis in the note as described above under "Sale, Retirement or Other Taxable Disposition of Notes". An election to amortize bond premium applies to all taxable debt obligations held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired and may be revoked only with consent of the IRS.

FOREIGN CURRENCY NOTES

    A U.S. holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest with respect to a foreign currency note (other than a note issued with original issue discount (except to the extent any qualified stated interest is received)) will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment in fact is converted to U.S. dollars at that time. The U.S. dollar value will be the U.S. holder's tax basis in the foreign currency.

    A U.S. holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount and reduced by amortizable bond premium or acquisition premium to the extent applicable) that is required to be accrued with respect to a foreign currency note while the U.S. holder owns the note. The U.S. dollar value of such accrued income generally will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. holder may also elect to translate accrued interest income using the rate of exchange of the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five Business Days of the date of receipt of the accrued interest, a U.S. holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to all other debt obligations held by the holder and may not be changed without the consent of the IRS. U.S. holders should consult their own tax advisors before making the above election. A U.S. holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date the holder receives such income. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

    With respect to a foreign currency note issued with amortizable bond premium, such premium is determined in the relevant foreign currency and reduces interest income in units of the foreign currency. Although not entirely clear, a U.S. holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to such period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the foreign currency note.

    A U.S. holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the foreign currency note, determined on the date of purchase.

    Upon the sale, retirement or other taxable disposition of a foreign currency note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement or other taxable disposition and such holder's adjusted tax basis in the foreign currency note. Such gain or loss generally will be capital gain or loss (except with respect to short-term notes, and except to the extent of any foreign currency exchange gain or loss), and will be long-term capital gain or loss if at the time of sale, retirement, or other taxable disposition, the foreign currency note has been held by such U.S. holder for more than one year. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in the above discussion relating to payments of interest on foreign currency notes. If a U.S. holder receives foreign currency on such a sale, retirement or other taxable disposition, the amount realized will be based on the U.S. dollar value of the foreign currency on (i) the date of the receipt of the foreign currency in the case of a cash basis U.S. holder, and (ii) the date of disposition in the case of an accrual basis U.S. holder. In the case of a note that is denominated in a foreign currency and is traded on an established securities market, a cash basis U.S. holder (or, upon election, an accrual basis U.S. holder) will determine the U.S. dollar value of the amount realized by translating the foreign currency payment at the spot rate of exchange on the settlement date of the sale. An accrual basis taxpayer making such an election must apply it consistently and cannot change such election without consent of the IRS. A U.S. holder's adjusted tax basis in a foreign currency note will equal the cost of the foreign currency note to such holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to such foreign currency note and reduced by any amortized acquisition premium and any principal payments received by the holder. A U.S. holder's tax basis in a foreign currency note, and the amount of any subsequent adjustments to such holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment.

    Gain or loss realized upon the sale, retirement or other taxable disposition of a foreign currency note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between:

    - the U.S. dollar value of the foreign currency principal amount of the foreign currency note, and any payment with respect to accrued interest, determined on the date such payment is received or the foreign currency note is disposed of, and

    - the U.S. dollar value of the foreign currency principal amount of the foreign currency note, determined on the date the U.S. holder acquired the note, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the exchange rate applicable to the holder of the note for the accrual period.

Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, retirement or other taxable disposition of the foreign currency note. The source of such foreign currency gain or loss will be determined by reference to the residence of the U.S. holder or the "qualified business unit" of the U.S. holder on whose books the note is properly reflected. Any gain or loss realized by the U.S. holder in excess of such foreign currency gain or loss will generally be capital gain or loss (except, in the case of a short-term note, to the extent of any original issue discount not previously included in the holder's income).

    A U.S. holder will have a tax basis in any foreign currency received as interest or on the sale, retirement or other taxable disposition of a foreign currency note equal to the U.S. dollar value of such foreign currency, determined at the time such interest is received or at the time of the sale, retirement or other taxable disposition. Any gain or loss realized by a U.S. holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

CERTAIN OTHER NOTES

    The United States federal income tax consequences to a holder of the ownership and disposition of indexed notes, dual currency notes, amortizing notes, renewable notes, and extendible notes may vary depending upon the exact terms of the notes and such consequences are not described herein. If you plan to purchase these types of notes you should refer to the tax information included in the pricing supplement for additional information and consult your tax advisors as to the particular tax consequences of the purchase, ownership and disposition of the notes.

BACKUP WITHHOLDING

    Certain noncorporate U.S. holders may be subject to backup withholding at a rate of 31% on payments of principal and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the holder:

    - fails to furnish its taxpayer identification number, which, for an individual, is his Social Security number;

    - furnishes an incorrect tax identification number;

    - is notified by the IRS that it has failed to properly report payments of interest; or

    - under certain circumstances, fails to certify, under penalties of perjury, that the holder has furnished a correct tax identification number and that the holder has not been notified by the IRS that it is subject to backup withholding for failure to report interest payments.

YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING YOUR ABILITY TO QUALIFY FOR AN EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING SUCH AN EXEMPTION.

    In addition, upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either:

    - the broker determines that the seller is a corporation or other exempt recipient; or

    - the seller provides, in the required manner, certain identifying information.

Such a sale must also be reported by the broker to the IRS, unless the broker determines that the seller is an exempt recipient.

    Any amounts withheld under the backup withholding rules from a payment to a
U. S. holder would be allowed as a refund or a credit against such U.S. holder's United States federal income tax provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

    (a) Payments of interest (including original issue discount, if any) on notes by us or our paying agent to any holder that is a non-U.S. holder will be exempt from the United States federal income or withholding tax (unless the non-U.S. holder is engaged in a trade or business in the United States, as discussed below), provided that (i) such holder does not own, actually or constructively, 10% or more of the total capital or profits interests in us, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and
       (ii) the statement requirement set forth in Section 871(h) or
       Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below. If this exemption does not apply, the interest generally will be subject to a 30% withholding tax, unless reduced or eliminated by an applicable treaty. In addition, if this exemption does not apply, a non-U.S. holder may be subject to United States federal income tax as described below.

    (b) A non-U.S. holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such note, unless (1) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, or, generally, such individual has a "tax home" in the United States, or (2) such gain is effectively connected with the holder's conduct of a trade or business in the United States.

    (c) A note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of such individual's death, payments with respect to such note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

    The rules described in subparagraphs (a) and (c) above will not apply to contingent interest if the amount of such interest is described in
Section 871(h)(4) of the Code (generally, interest determined with reference to the profitability or similar indicia of our financial performance or the financial performance of a related person).

    The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on an IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person and provides its name and address and (1) such beneficial owner files such Form W-8BEN (or successor form) with the withholding agent, or
(2) in the case of a note held by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business holding the note on behalf of the beneficial owner, such financial institution files with the withholding agent a statement that it has received the Form W-8BEN (or successor form) from the holder and furnishes the withholding agent with a copy thereof. The non-U.S. holder must inform the withholding agent of any change in the information on the statement within 30 days of such change.

    If a non-U.S. holder of a note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such effectively connected income in the same manner as if it were a U.S. holder. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed IRS
Form W-8ECI (or a substantially similar form) to claim an exemption from the withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

    IF YOU ARE A NON-U.S. HOLDER YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES, INCLUDING STATE AND LOCAL TAX CONSEQUENCES, SUCH AS THE APPLICATION OF INFORMATION REPORTING AND BACKUP WITHHOLDING TO YOUR PARTICULAR SITUATION, THE AVAILABILITY OF AN EXEMPTION THEREFROM, AND THE PROCEDURE FOR OBTAINING SUCH AN EXEMPTION, IF AVAILABLE.

    Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

GENERAL

    We are offering the notes on a continuous basis through agents that have agreed to use their reasonable best efforts to solicit orders. We have the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of the notes in whole or in part. We will pay an agent a commission ranging from .125% to .750% of the principal amount of notes they sell. The exact commission paid will be determined by the stated maturity of the notes sold. We estimate our expenses incurred in connection with the offering and sale of the notes will total approximately $50,000.

    We may arrange for notes to be sold through any agent or may sell notes directly to investors. If we sell notes directly to investors, no commission or discount will be paid. We also may sell notes to any agent as principal for the agent's account at a price agreed upon at the time of sale. These notes may be resold by the agent to investors at a fixed public offering price or at prevailing market prices or at a related price, as determined by the agent. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical maturity.

    Agents may sell notes purchased from us as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

    The notes will not have an established trading market when issued. Also, the notes will not be listed on any securities exchange. The agents may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you that a secondary market for any notes will develop or that any notes will be sold.

    In connection with the offering of notes, the agents may engage in certain transactions that stabilize the price of notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If the agents create a short position in notes, I.E., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of such purchases.

    Neither we nor any of the agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any of the agents makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or if indemnification is not allowed, to contribute to payments that they may be required to make because of those liabilities.

    We are offering the notes through the following agents: Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank One Capital Markets, Inc., Chase Securities Inc., Credit Suisse First Boston, Deutsche Banc Alex. Brown Inc., Goldman Sachs & Co. and UBS Warburg LLC. We may also sell notes from time to time through one or more additional agents on substantially the same terms as those applicable to the agents named above.

    Certain of the agents and dealers and their affiliates from time to time provide investment banking and financial advisory services to us and our affiliates. Bank One Capital Markets, Inc., one of the agents, is an affiliate of Bank One Trust Company, N.A., which is the trustee under the indenture. In addition, affiliates of Bank One Capital Markets, Inc., Deutsche Banc Alex. Brown Inc. and Chase Securities Inc. are participants in our lines of credit.

                                 LEGAL MATTERS

    In addition to the legal opinions referred to under "Legal Opinions" in the accompanying prospectus, the legality of the notes and description of Federal income tax matters contained in this prospectus supplement entitled "Certain United States Federal Income Tax Considerations" is based upon the opinion of Bose McKinney & Evans LLP. Certain legal matters will be passed upon for the agents by Clifford Chance Rogers & Wells LLP, New York, New York. Clifford Chance Rogers & Wells LLP also acts from time to time as counsel to us in matters unrelated to this offering.

PROSPECTUS

                                  $796,333,000

                         DUKE-WEEKS REALTY CORPORATION

              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

                               DUKE-WEEKS REALTY
                              LIMITED PARTNERSHIP

                                DEBT SECURITIES

    You should read this prospectus and any supplement carefully before you invest.

    This prospectus describes debt and equity securities that we may issue and sell at various times:

    - Our prospectus supplements will contain the specific terms of each issuance of debt or equity securities.

    - Duke-Weeks Realty Corporation can issue common stock, preferred stock and depositary shares with a total offering price of up to $325,748,000 under this prospectus.

    - Duke-Weeks Realty Limited Partnership can issue debt securities with a total offering price of up to $470,585,000 under this prospectus.

    - We may sell the debt and equity securities to or through underwriters, dealers or agents.
     We may also sell debt and equity securities directly to investors.

    The common shares of Duke-Weeks Realty Corporation are listed on the New York Stock Exchange under the trading symbol "DRE."

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is June 13, 2000.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, Duke-Weeks Realty Corporation, which is sometimes referred to in this prospectus as "Duke", may sell any combination of common stock, preferred stock and depositary shares as described in this prospectus in one or more offerings for total proceeds of up to $325,748,000, and Duke-Weeks Realty Limited Partnership, which is sometimes referred to in this prospectus as the "Operating Partnership", may sell debt securities of various terms in one or more offerings for total proceeds of up to $470,585,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus supplement may add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                       DUKE AND THE OPERATING PARTNERSHIP

    Duke is a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a related entity in 1972. As of March 31, 2000, we:

    - Owned 933 industrial, office and retail properties (including properties under development), consisting of over 102 million square feet located in 13 states; and

    - Owned or controlled approximately 3,900 acres of land with an estimated future development potential of approximately 60 million square feet of industrial, office and retail properties.

    Duke directly or indirectly hold all of its interests in its properties and land and it conducts all of its operations through the Operating Partnership. Duke controls the Operating Partnership as its sole general partner and owned, as of March 31, 2000, approximately 87% of the Operating Partnership's common units. Holders of common units in the Operating Partnership (other than Duke) may exchange them for Duke common stock on a one for one basis. When common units are exchanged for common stock, Duke's percentage interest in the Operating Partnership increases.

    In addition to owning properties and land, we provide the following services for our properties:

    - leasing;

    - management;

    - construction;

    - development; and

    - other tenant-related services.

We also provide these services on a fee basis through Duke Realty Services Limited Partnership for certain properties owned by third parties.

    Duke-Weeks Realty Corporation is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. It is the successor company of the merger of Weeks Corporation with Duke Realty Investments, Inc., which took place on July 2, 1999. Duke-Weeks Realty Limited Partnership is an Indiana limited partnership that was originally formed in 1993. It is the successor limited partnership of the merger of Weeks Realty, L.P. with Duke Realty Limited Partnership, which took place on July 1, 1999. Our executive offices are located at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, and our telephone number is
(317) 808-6000.

                                USE OF PROCEEDS

    The terms of the partnership agreement of the Operating Partnership require Duke to invest the net proceeds of any sale of common stock, preferred stock or depositary shares in the Operating Partnership in exchange for additional common units or preferred units. We will use the net proceeds from the sale of these securities for general corporate purposes. These purposes may include the development and acquisition of additional rental properties and other acquisition transactions, the payment of certain outstanding debt, and improvements to certain properties in our portfolio. If we identify a specific purpose for the net proceeds of an offering, we will describe that purpose in the applicable prospectus supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table shows ratios of earnings to fixed charges and preference dividends (as applicable) for Duke and the Operating Partnership for the periods shown.

YEAR ENDED                                                                OPERATING
DECEMBER 31,                                                    DUKE     PARTNERSHIP
------------                                                  --------   -----------
1999........................................................    1.79         1.77
1998........................................................    2.05         2.05
1997........................................................    2.12         2.11
1996........................................................    2.18         2.20
1995........................................................    2.38         2.38
1994........................................................    2.33         2.33

    On a pro forma basis assuming the mergers with Weeks Corporation and Weeks Realty, L.P. had occurred as of the beginning of the respective periods, Duke's ratio of earnings to fixed charges and preference dividends would have been 1.75 for the year ended December 31, 1999, and the Operating Partnership's ratio of earnings to fixed charges would have been 1.72 for the year ended December 31, 1999. For the three months ended March 31, 2000, the ratios of earnings to fixed charges for Duke and the Operating Partnership were 1.61 and 1.59, respectively.

    For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) before gains or losses on property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be issued under an indenture between the Operating Partnership and Bank One Trust Company, N.A. (formerly known as The First National Bank of Chicago), as trustee. The trustee's office is currently located at 14 Wall Street, Eighth Floor, New York, New York 10005. The indenture is governed by the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of any debt securities issued by the Operating Partnership. We have filed copies of the indenture with the SEC.

GENERAL

    The debt securities will be direct, unsecured obligations of the Operating Partnership and will rank equal in right of payment with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The debt securities will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property which secures that lender's mortgage. At March 31, 2000, the total outstanding debt of the Operating Partnership was $2.3 billion, of which $485.4 million was secured debt.

    The debt securities may be issued in one or more series without limit as to aggregate principal amount. Duke can establish an issue of debt securities as sole general partner of the Operating Partnership by a resolution of its board of directors or by a supplemental indenture. The Operating Partnership is not required to issue all debt securities of one series at the same time and, unless otherwise provided, the Operating Partnership may reopen a series of debt securities without the consent of the holders of the debt securities of such series to issue additional debt securities of such series.

    The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each of those trustees shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and except as otherwise described in this prospectus, any action described in this prospectus to be taken by a trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

    The specific terms of any series of debt securities being offered will be contained in a prospectus supplement, including:

    - the title of the debt securities;

    - the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

    - the price at which the Operating Partnership will issue the debt securities;

    - the fixed or variable rate at which the debt securities will bear interest, or the method by which such rate will be determined;

    - the basis upon which the Operating Partnership will calculate interest on the debt securities if other than a 360-day year of twelve 30-day months;

    - the timing and manner of making principal, interest and any premium payments on the debt securities;

    - the person to whom interest will be payable;

    - the places where you may serve notices about the debt securities and the indenture, if other than as described in this prospectus;

    - the portion of the principal amount of the debt securities payable upon acceleration, if it is other than the full principal amount;

    - whether and under what conditions the debt securities are redeemable at the option of the Operating Partnership or of the holders;

    - any sinking fund or similar provisions;

    - the currency or currencies in which the debt securities are payable, if other than U.S. dollars;

    - the events of default or covenants of the debt securities, if they are different from or in addition to those described in this prospectus;

    - whether the debt securities will be issued in certificated and/or book-entry form;

    - whether the debt securities will be in registered or bearer form and their denominations if other than $1,000 for registered form or $5,000 for bearer form;

    - whether the defeasance and covenant defeasance provisions described in this prospectus are applicable to the debt securities or are modified in any manner;

    - if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

    - whether and under what circumstances the Operating Partnership will pay additional amounts on the debt securities for any tax, assessment or governmental charge and, if so, whether the

      Operating Partnership will have the option to redeem the debt securities instead of making such a payment; and

    - any other terms of such debt securities.

    The debt securities may provide for less than their entire principal amount to be payable upon acceleration of their maturity. Any material special U.S. federal income tax, accounting and other considerations applicable to such original issue discount securities will be described in the prospectus supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Normally, the Operating Partnership will issue debt securities in denominations of:

    - $1,000 if they are in registered form;

    - $5,000 if they are in bearer form; or

    - any denomination if they are in global form.

If the Operating Partnership issues debt securities in denominations other than these, they will be described in the prospectus supplement.

    Unless the prospectus supplement specifies otherwise, the principal, interest and any premium on any series of debt securities will be payable at the corporate trust office of the trustee, initially located at 14 Wall Street, Eighth Floor, New York, New York, 10005. The Operating Partnership may choose, however, to pay interest by check mailed to the address of the person entitled to the payment as it appears in the applicable security register or by wire transfer of funds at an account maintained within the United States. The Operating Partnership may change the paying agent or registrar for a series of debt securities without prior notice to the holders of the debt securities, and the Operating Partnership or any of its subsidiaries may act as paying agent or registrar.

    Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will immediately cease to be payable to the holder on the applicable regular record date and may either be paid:

    - to the person in whose name the debt security is registered at the close of business on a special record date established by the trustee, who will provide notice to the holder of the debt security not less than 10 days prior to such a special record date; or

    - at any time in any other lawful manner.

    If any interest date or a maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a "business day" is any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are open for business.

    Subject to certain limitations imposed upon debt securities issued in book-entry form, you may exchange debt securities for different denominations of the same series or surrender debt securities for transfer at the corporate trust office of the trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. The Operating Partnership will not make any service charge for any transfer or exchange of any debt securities, but the trustee or the Operating Partnership may require payment of a sum sufficient to cover any applicable tax or other governmental charge. If the applicable prospectus supplement refers to any transfer agent in addition to the trustee initially designated by the Operating Partnership for any series of debt securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Operating Partnership will be required to maintain a transfer agent in each place of payment for a series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of debt securities.

    Neither the Operating Partnership nor the trustee is required:

    - to issue, transfer or exchange any debt security if such debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the debt securities to be redeemed and ending at the close of business on:

       - the day of the mailing of the relevant notice of redemption if such debt securities are issuable only as registered securities; and

       - the day of the first publication of the relevant notice of redemption if such debt securities are issuable as bearer securities; or

       - the mailing of the relevant notice of redemption if debt securities issuable as bearer securities are also issuable as registered securities and there is no publication; or

    - to register the transfer of or exchange any registered security selected for redemption in whole or in part, except, in the case of any registered security to be redeemed in part, the portion not to be redeemed; or

    - to exchange any bearer security selected for redemption except that such a bearer security may be exchanged for a registered security of that series and like tenor if such registered security is simultaneously surrendered for redemption; or

    - to issue, transfer or exchange any debt security which has been surrendered for repayment at the option of the holder, except any portion of such debt security not to be redeemed.

MERGER, CONSOLIDATION OR SALE

    The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that:

    - the Operating Partnership is the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets expressly assumes payment of the principal, interest and any premium on all the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

    - immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any subsidiary as a result of the transaction as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, has occurred and is continuing; and

    - an officer's certificate and legal opinion covering such conditions are delivered to the trustee.

    Except for the above restrictions, the indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the notes protection in the event of:

    - a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Duke, or any affiliate of any such party;

    - a change of control; or

    - a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the debt securities.

In addition, subject to the limitations on merger, consolidation or sale described above, the Operating Partnership may enter into certain transactions in the future, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate its assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the debt securities.

CERTAIN FINANCIAL COVENANTS

    LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Operating Partnership, Duke and any of their subsidiaries (but only so long as such Debt is held solely by any of the Operating Partnership, Duke and any subsidiary) that is subordinate in right of payment to the debt securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 55% of the sum of:

    - the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the trustee) prior to the incurrence of such additional Debt; and

    - the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets is referred to as the "Adjusted Total Assets").

    In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the amount which is expensed for interest on Debt for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 2.0 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds from such Debt, and calculated on the assumption that:

    - such Debt and any other Debt incurred by the Operating Partnership or its subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

    - the repayment or retirement of any other Debt by the Operating Partnership or its subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

    - the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period; and

    - in the case of any acquisition or disposition by the Operating Partnership or any subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

    In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any subsidiary, whether owned at the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such additional secured Debt, the aggregate principal amount of all outstanding secured Debt of the Operating Partnership and its subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets.

    For purposes of the above provisions regarding the limitation on the incurrence of Debt, Debt is deemed to be "incurred" by the Operating Partnership and its subsidiaries on a consolidated basis whenever the Operating Partnership and its subsidiaries on a consolidated basis create, assume, guarantee or otherwise become liable with respect to such Debt.

    MAINTENANCE OF TOTAL UNENCUMBERED ASSETS. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 185% of the aggregate outstanding principal amount of the unsecured debt of the Operating Partnership.

    As used here:

    "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its subsidiaries,

    - plus amounts which have been deducted for:

       - interest on Debt of the Operating Partnership and its subsidiaries;

       - provision for taxes of the Operating Partnership and its subsidiaries based on income;

       - amortization of debt discount;

       - depreciation and amortization;

       - the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period;

       - amortization of deferred charges; and

       - provisions for or realized losses on properties; and

    - less amounts which have been included for gains on properties.

    "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its subsidiaries for the period determined on a consolidated basis in accordance with generally accepted accounting principles.

    "DEBT" of the Operating Partnership or any subsidiary means any indebtedness of the Operating Partnership and its subsidiaries, whether or not contingent, in respect of:

    (1) borrowed money evidenced by bonds, notes, debentures or similar instruments;

    (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership and its subsidiaries;

    (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable;

    (4) any lease of property by the Operating Partnership and its subsidiaries as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; or

    (5) to the extent not otherwise included, any obligation by the Operating Partnership or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person other than the Operating Partnership or any subsidiary, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles.

    "TOTAL ASSETS" as of any date means the sum of:

    - the Operating Partnership's and its subsidiaries' Undepreciated Real Estate Assets; and

    - all other assets of the Operating Partnership and its subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles, but excluding intangibles and accounts receivable.

    "TOTAL UNENCUMBERED ASSETS" means the sum of:

    - those Undepreciated Real Estate Assets not subject to an encumbrance; and

    - all other assets of the Operating Partnership and its subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

    "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the original cost plus capital improvements of real estate assets of the Operating Partnership and its subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

CERTAIN ADDITIONAL COVENANTS

    EXISTENCE. Except as permitted under "-- Merger, Consolidation or Sale," the Operating Partnership is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises. The Operating Partnership is not, however, required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of its business and that its loss is not disadvantageous in any material respect to the holders of the debt securities.

    MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The Operating Partnership and its subsidiaries are not, however, prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business.

    INSURANCE. The Operating Partnership is required to, and is required to cause each of its subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Operating Partnership is required to pay or discharge or cause to be paid or discharged, before they become delinquent:

    (1) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon its income, profits or property or that of any subsidiary, and

    (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary;

The Operating Partnership is not, however, required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

    PROVISION OF FINANCIAL INFORMATION. The Operating Partnership will provide the holders of debt securities with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the SEC the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the SEC pursuant to such Section 13 or 15(d) if the Operating Partnership were so subject, such documents to be filed with the SEC on or prior to the respective dates by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event:

    - within 15 days of each required filing date:

       - transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such sections; and

       - file with the trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such sections; and

    - if filing such documents by the Operating Partnership with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.

    ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership with respect to any series of debt securities will be set forth in the prospectus supplement for such debt securities.

    Compliance with the financial covenants and additional covenants described in this prospectus may not be waived by the board of directors of Duke, as general partner of the Operating Partnership, or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities of each applicable series consent to such waiver, except to the extent the defeasance and covenant defeasance provisions of the indenture apply to the debt securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The indenture provides that the following events are "events of default" with respect to any series of debt securities issued under the indenture:

    (1) default for 30 days in the payment of any installment of interest on any debt security of such series;

    (2) default in the payment of the principal or any premium on any debt security of such series at its maturity;

    (3) default in making any sinking fund payment as required for any debt security of such series;

    (4) default in the performance of any other covenant of the Operating Partnership contained in the indenture other than a covenant added to the indenture solely for the benefit of a series of debt securities issued under the indenture other than such series, and the continuation of such default for 60 days after written notice as provided in the indenture;

    (5) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, if such default occurred after the expiration of any applicable grace period and resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

    (6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) or any of their respective property; and

    (7) any other event of default provided with respect to a particular series of debt securities

    If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, the applicable prospectus supplement will describe the portion of the principal amount required to make such a declaration. If this happens and the Operating Partnership cures the default, under certain circumstances the holders of at least a majority in principal amount of outstanding debt securities of that series can void the acceleration.

    The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to that series, except a default in payment or a default of a covenant or other indenture provision that cannot be modified without the consent of the holder of each outstanding debt security affected.

    The indenture provides that no holders of debt securities of any series may institute any judicial or other proceedings with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee to act for 60 days after it has received a written request to institute proceedings for an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of that series and an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of any payment due on the debt securities.

    Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of debt securities, unless such holders offer to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of a series (or of all debt securities then outstanding under the indenture, if applicable) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities not joining in the direction.

    The indenture requires the Operating Partnership to file annually with the trustee an officer's certificate as to the absence of defaults under the indenture. The trustee is required to give notice to the holders of a series of debt securities within 90 days of a default under the indenture unless the default has been cured or waived. However, if the trustee considers it to be in the interest of the holders, the trustee may withhold notice of any default except a payment default.

MODIFICATION OF THE INDENTURE

    At least a majority in principal amount of all outstanding debt securities or series of outstanding debt securities affected by a modification or amendment of the indenture is permitted to modify or amend the indenture. However, modifications that have the following effects can only be made with the consent of the holder of each of the debt securities affected by the modification:

    - change the stated maturity of the principal of, or any premium or any installment of interest on any debt security;

    - reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or adversely affect any right of repayment of the holder of any debt security;

    - change the place of payment, or the coin or currency, for payment of principal of, interest or any premium on any debt security;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

    - reduce the percentage of outstanding debt securities of a series necessary to modify or amend the indenture, to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or

    - modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of a debt security.

    The indenture provides that the holders of at least a majority in principal amount of a series of debt securities have the right to waive compliance by the Operating Partnership with certain covenants relating to such series of debt securities in the indenture.

    The Operating Partnership and the trustee can modify the indenture without the consent of any holder of debt securities for any of the following purposes:

    - to evidence the succession of another person to the Operating Partnership as obligor under the indenture;

    - to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership in the indenture;

    - to add events of default for the benefit of the holders of all or any series of debt securities;

    - to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, so long as it does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

    - to change or eliminate any provisions of the indenture, so long as any such change or elimination becomes effective only when there are no debt securities outstanding of any series previously created which are entitled to the benefit of those provisions;

    - to secure the debt securities;

    - to establish the form or terms of debt securities of any series;

    - to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

    - to cure any ambiguity, defect or inconsistency in the indenture, so long as such action does not adversely affect the interests of holders of debt securities of any series in any material respect; or

    - to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, so long as such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

    The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

    - the principal amount of an original issue discount security that is deemed to be outstanding is the amount of its principal that would be due and payable as of the date of such determination upon acceleration of maturity;

    - the principal amount of a debt security denominated in a foreign currency that is deemed outstanding is the U.S. dollar equivalent of the principal amount, determined on the issue date for such debt security, or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the its principal that would be due and payable as of the date of such determination upon acceleration of maturity;

    - the principal amount of an indexed security that is deemed outstanding is the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the indenture, and

    - debt securities owned by the Operating Partnership or any affiliate of the Operating Partnership will be disregarded.

    The indenture contains provisions for convening meetings of the holders of debt securities of a series. The trustee, the Operating Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of a series can call a meeting by giving notice as provided in the indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of a series of debt securities duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at such a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of the series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of the series will constitute a quorum.

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities of the series affected thereby, or of the holders of such series and one or more additional series of debt securities:

    - there will be no minimum quorum requirement for such meeting; and

    - the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Operating Partnership may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year or scheduled for redemption within one year by irrevocably depositing with the trustee, in trust, funds in such currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal, interest and any premium to the stated maturity or redemption date or, if the debt securities have become due and payable, the date of the deposit.

    The Operating Partnership may elect either:

    - to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) ("defeasance"); or

    - to be released from its obligations with respect to such debt securities under the indenture, including any covenant, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"),

In order to make this election, the Operating Partnership must make an irrevocable deposit with the trustee which will provide money in an amount sufficient to pay the principal, interest and any premium on such debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the scheduled due dates. The deposit may be either an amount in the currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both.

    "GOVERNMENT OBLIGATIONS" means securities which are:

    - direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, and which are not callable or redeemable at the option of the issuer;

    - obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, and which are not callable or redeemable at the option of the issuer; or

    - depository receipts issued by a bank or trust company as custodian with respect to any such Government Obligation described above or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, so long as such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipts, except as required by law.

    Unless otherwise provided in the applicable prospectus supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

    - the holder of a debt security of such series is entitled to, and does, elect pursuant to the indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security; or

    - a Conversion Event (as defined below) occurs in respect of the currency in which such deposit has been made,

the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, interest and any premium on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate.

    "CONVERSION EVENT" means the cessation of use of:

    - a currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

    - the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

    - any currency unit or composite currency other than the ECU for the purposes for which it was established.

    In the event the Operating Partnership effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default still applicable to such debt securities, the amount in such currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

NO CONVERSION RIGHTS

    The debt securities will not be convertible into or exchangeable for any capital stock of Duke or equity interest in the Operating Partnership.

BOOK-ENTRY DEBT SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Payments of principal, interest and any premium on a series of debt securities represented by a global security will be made to the depositary.

    We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, that the global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to the global securities. The prospectus supplement will describe additional or differing terms of the depository arrangement involving any series of debt securities issued in the form of global securities.

    So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole holder of the debt securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security:

    - will not be entitled to have debt securities represented by the global security registered in their names;

    - will not receive or be entitled to receive physical delivery of debt securities in the form of a certificate; and

    - will not be considered the record owners or holders of debt securities under the.

    The laws of some states require that purchasers of securities take physical delivery of the securities in certificated form. These laws may limit the transferability of beneficial interests in a global security.

    Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

    - DTC notifies us that is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and the Operating Partnership does not appoint a successor depository within 90 days;

    - an event of default under the indenture with respect to the debt securities has occurred and is continuing and the beneficial owners representing a majority in principal amount of the debt securities represented by the global security advise DTC to cease acting as depository; or

    - the Operating Partnership determines at any time that all debt securities of a series will no longer be represented by a global security.

    We obtained the following information concerning DTC and its book-entry system from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy of this information.

    DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., which is DTC's partnership nominee.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A number of the direct participants and the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers own DTC. Access to DTC's system also is available to others, including securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each beneficial owner or each actual purchaser of each debt security is to be recorded on the direct and indirect participants' records. A beneficial owner of debt securities will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, unless the use of the book-entry system for the debt securities is discontinued.

    To facilitate subsequent transfers, any certificate representing debt securities which is deposited with, or on behalf of, DTC is registered in the name of its nominee, Cede & Co. The deposit of the certificate with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the certificate representing the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners, will be governed by arrangements among them and any statutory or regulatory requirements.

    Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to the Operating Partnership as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified on a list attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

    Principal, interest and any premium payments on the debt securities will be made to DTC. DTC's practice is to credit direct participants' accounts on the payable date with respect to their holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the trustee, or the paying agent, subject to any statutory or regulatory requirements. Payment of principal and interest to DTC is the responsibility of the Operating Partnership or the trustee or any paying agent. Disbursement of payments to direct participants will be the responsibility of DTC. Disbursement of payments to the beneficial owners will be the responsibility of the direct and indirect participants.

    If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

    A beneficial owner will give notice of any option to elect to have its debt securities repaid by the Operating Partnership, through its participant, to the trustee, and will effect delivery of the debt securities by causing the direct participant to transfer the participant's interest in the global security or securities representing the debt securities, on DTC's records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participants on DTC's records.

    DTC may discontinue providing its services as securities depository with respect to a series of debt securities at any time by giving reasonable notice to the Operating Partnership or the paying agent. If a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

    The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, debt security certificates will be printed and delivered.

    Unless stated otherwise in the applicable prospectus supplement, any underwriters, dealers or agents with respect to any series of debt securities issued as global securities will be direct participants in DTC.

    None of the Operating Partnership, Duke, any underwriter, dealer or agent, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to these beneficial interests.

    Any additional or different terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    Under Duke's articles of incorporation, its board of directors is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $.01 per share in one or more series and with rights, preferences, privileges and restrictions that they may fix or designate without any further vote or action by Duke's stockholders. As of March 31, 2000, Duke's board of directors had created the following series of preferred stock:

    - 9.10% Series A Cumulative Redeemable Preferred Stock, of which 300,000 shares are authorized and outstanding;

    - 7.99% Series B Cumulative Step-Up Premium Rate Preferred Stock, of which 300,000 shares are authorized and outstanding;

    - Series C Junior Preferred Stock, of which 500,000 shares are authorized but none are outstanding;

    - 7.375% Series D Convertible Cumulative Redeemable Preferred Stock, of which 540,000 shares are authorized and outstanding;

    - 8.25% Series E Cumulative Redeemable Preferred Stock, of which 460,000 shares are authorized and outstanding;

    - 8.00% Series F Cumulative Redeemable Preferred Stock, of which 7,400 shares are authorized and 6,000 shares are outstanding; and

    - 8.625% Series H Cumulative Redeemable Preferred Stock, of which 2,600 shares are authorized and none are outstanding.

    The following description of preferred stock sets forth general terms and provisions of any series of preferred stock which Duke's board of directors may create. The applicable prospectus supplement will describe the specific terms of a particular series of preferred stock, which may differ from the following terms. The descriptions of preferred stock in this prospectus and in any applicable prospectus supplement are qualified in their entirety by reference to Duke's articles of incorporation and any applicable amendments, which are filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

TERMS

    When preferred stock is issued by Duke, it will be fully paid, and Duke will not be entitled to assess the holders of the preferred stock. The preferred stock will not have pre-emptive rights.

    The specific terms of any series of preferred stock being offered will be contained in a prospectus supplement, including:

    - the title and stated value of the preferred stock;

    - the number of shares, their liquidation preference per share and their purchase price;

    - the dividend rate, dividend periods and payment dates or methods of calculating the payment dates;

    - the date on which dividends begin to accrue or accumulate;

    - whether the dividends will be cumulative, and any dividend preference;

    - the procedures for any auction and remarketing of the preferred stock;

    - any retirement or sinking fund requirement;

    - the price and the terms and conditions of any redemption;

    - the price and the terms and conditions of any conversion or exchange into Duke's common stock;

    - any listing of the preferred stock on any securities exchange;

    - whether interests in the preferred stock will be represented by depositary shares;

    - any voting rights of the series;

    - the relative ranking and preferences as to dividends and rights upon liquidation, dissolution or winding up;

    - any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

    - any limitations on direct or beneficial ownership and restrictions on transfer; and

    - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

RANK

    Unless otherwise specified in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or the winding up of Duke's affairs:

    - senior to all classes or series of Duke's common stock and to all equity securities ranking junior to such preferred stock;

    - on a parity with all equity securities Duke issues, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

    - junior to all equity securities Duke issues, the terms of which specifically provide that such equity securities rank senior to the preferred stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Preferred stockholders of each series will be entitled to receive cash dividends, if, as and when approved by Duke's board of directors, out of Duke's assets legally available for payment to stockholders. The prospectus supplement will list the applicable dividend rates and distribution dates. Duke will pay each dividend to shareholders of record according to Duke's share transfer books on the record date fixed by Duke's board of directors.

    The applicable prospectus supplement will specify whether dividends on a preferred stock series are cumulative or non-cumulative. If dividends are cumulative, they will accumulate from the date listed in the prospectus supplement. If dividends are non-cumulative and Duke's board of directors does not declare a dividend payable on a dividend payment date, then the preferred stockholders of that series will have no right to receive a dividend, and Duke will have no obligation to pay an accrued dividend later for the missed dividend period, whether or not dividends on the series are declared on any future date.

    If preferred stock of a series is outstanding, Duke will not declare or pay dividends on any other series of its capital stock ranking on a parity with or junior to those shares as to dividends for any period unless:

    - if the series of preferred stock has cumulative dividends, full cumulative dividends for all past and current dividend periods for the series must have been declared and paid or declared and funds reserved for payment before or at the same time as the declaration and payment on the junior series; or

    - if the series of preferred stock does not have cumulative dividends, full dividends for the current dividend period for the series must have been declared and paid or declared and funds reserved for payment before or at the same time as the declaration and payment on the junior series.

    When dividends on shares from more than one series of preferred stock ranking in parity as to dividends are not paid in full (or a sufficient sum for full payment has not been set apart), all such dividends will be declared pro rata so that the amount of dividends declared per share in each such series will in all cases bear the same ratio of accrued dividends owed. Such pro rata payments per share will not include interest, nor will it include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.

    Except as provided in the preceding paragraph, Duke will not declare or pay dividends on, or redeem , purchase or otherwise acquire any shares of, its common stock or any capital stock ranking junior to a series of preferred stock (other than dividends paid in or conversions or exchanges for common stock or other capital stock junior to the preferred stock) unless:

    - if the series of preferred stock has cumulative dividends, full cumulative dividends for all past and current dividend periods for the series must have been declared and paid or declared and funds reserved for payment before or at the same time as the declaration and payment on the junior series; or

    - if the series of preferred stock does not have cumulative dividends, full dividends for the current dividend period for the series must have been declared and paid or declared and funds reserved for payment before or at the same time as the declaration and payment on the junior series.

REDEMPTION

    If specified in the applicable prospectus supplement, Duke will have the right to redeem all or any part of the preferred stock in each series at its option, or the preferred stock will be subject to mandatory redemption.

    If the series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify:

    - the number of shares Duke will redeem in each year;

    - the date when Duke will commence the redemption; and

    - the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.

    The redemption price may be payable in cash or other property. If the redemption price for a series of preferred stock is payable only from the net proceeds of the issuance of Duke's capital shares, the terms of the series may provide that if no such capital shares have been issued or the net proceeds are insufficient to pay the full aggregate redemption price, then the preferred stock will automatically and mandatorily convert into the applicable capital shares pursuant to conversion provisions specified in the prospectus supplement.

    Notwithstanding the foregoing, Duke will not redeem, purchase or acquire any shares of a series of preferred stock (other than conversions or exchanges for common stock or other capital stock junior to the preferred stock) unless:

    - in the case of a redemption, all shares of the series of preferred stock are simultaneously redeemed;

    - if the series of preferred stock has cumulative dividends, full cumulative dividends for all past and current dividend periods for the series must have been declared and paid or declared and funds reserved for payment; or

    - if the series of preferred stock does not have cumulative dividends, full dividends for the current dividend period for the series must have been declared and paid or declared and funds reserved for payment.

Duke may, however, purchase or acquire preferred stock of any series to preserve its status as a REIT or pursuant to an offer made on the same terms to all holders of preferred stock of that series.

    If Duke redeems fewer than all outstanding shares of any series of preferred stock, it will determine the number of shares to be redeemed and whether it will redeem shares pro rata by shares held or shares requested to be redeemed, by lot or in some other manner to be determined by Duke.

    Duke will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

    - the redemption date;

    - the number of shares and series of the preferred stock to be redeemed;

    - the redemption price;

    - the place or places where certificates for such preferred stock are to be surrendered for payment of the redemption price;

    - that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

    - the date upon which the holder's conversion rights, if any, as to such shares terminate.

    If Duke redeems fewer than all outstanding shares of a series of preferred stock, the notice will also specify the number of shares to be redeemed from each shareholder. If Duke gives notice of redemption and has set aside the funds necessary for the redemption in a trust for the benefit of holders of stock being redeemed, then dividends will cease to accrue from the redemption date and all rights of the holders of the stock to be redeemed will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    If Duke liquidates, dissolves or winds up its affairs, then holders of each series of preferred stock will be entitled to receive out of Duke's legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before Duke makes any distributions to holders of its common stock or any other capital shares ranking junior to the preferred stock.

    Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of Duke's remaining assets. In the event that Duke's assets are not sufficient to pay the full liquidating distributions to the holders of all Duke's outstanding preferred stock and all other classes or series of its capital shares ranking on a parity with its preferred stock, then Duke will distribute its assets to those holders in proportion to the full liquidating distributions to which they would otherwise have been entitled.

    After Duke has paid liquidating distributions in full to all holders of its preferred stock, it will distribute its remaining assets among holders of any other classes or series of capital shares ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, a consolidation or merger of Duke with any other corporation or entity, or a sale, lease or conveyance of all or substantially all of Duke's property or business is not considered a liquidation, dissolution or winding up of Duke's affairs.

VOTING RIGHTS

    Holders of preferred stock will not have any voting rights, except as described in this section or specified in a prospectus supplement or as otherwise required by law.

    Whenever dividends on any shares of preferred stock have not been paid for six or more consecutive quarterly periods, the holders of such preferred stock are entitled to vote separately as a class with all other holders of preferred stock on which such dividends have not been paid for the election of two additional directors of Duke. The holders of record of at least 10% of any series of preferred stock on which dividends have not been so paid are entitled to call a special meeting to elect these additional directors unless Duke receives the request less than 90 days before the date of the next annual or special meeting of shareholders. Whether or not such a special meeting is called, the holders of a series of preferred stock on which dividends have not been so paid are entitled to vote for the additional directors at the next annual meeting of shareholders and at each subsequent annual meeting until:

    - if the series of preferred stock has a cumulative dividend, Duke has fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or Duke has declared the unpaid dividends and set apart a sufficient sum for their payment; or

    - if the series of preferred stock does not have a cumulative dividend, Duke has fully paid four consecutive quarterly dividends, or Duke has declared such dividends and set apart a sufficient sum for their payment.

In any case in which the holders of preferred stock elect additional directors, the number of directors on Duke's board of directors will be increased by two.

    Unless the applicable prospectus supplement provides otherwise, the holders of at least two-thirds of the shares of each series of preferred stock outstanding must approve before Duke can take any of the following actions:

    - authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking prior to such series of preferred stock as to dividends or liquidation distributions;

    - reclassify any authorized capital stock into shares ranking prior to such series of preferred stock as to dividends or liquidation distributions;

    - issue any obligation or security convertible into or evidencing the right to purchase any shares ranking prior to such series of preferred stock as to dividends or liquidation distributions; or

    - amend, alter or repeal Duke's articles of incorporation (including the provision establishing such series of preferred stock) whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred stock, unless the preferred stock remains outstanding and its terms are not materially changed, even if Duke is not the surviving entity in a merger, consolidation or other event.

The following events do not materially and adversely affect a series of preferred stock for this purpose:

    - an increase in the number of authorized shares of preferred stock;

    - the creation or issuance of any other series of preferred stock; or

    - an increase in the number of authorized shares in such series of preferred stock or any other series of preferred stock ranking the same as or junior to the preferred stock of such series as to dividends or liquidation distributions.

    The holders of a series of preferred stock will have no voting rights under these provisions, however, if Duke redeems or calls for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

    Under Indiana law, holders of each series of preferred stock are entitled to vote as a class upon any proposed amendment to Duke's articles of incorporation, if the amendment would:

    - increase or decrease the aggregate number of authorized shares of such series;

    - effect an exchange or reclassification of all or part of the shares of the series into shares of another series;

    - effect an exchange or reclassification or create the right of exchange of all or part of the shares of another class or series into shares of the series;

    - change the designation, rights, preferences or limitations of all or a part of the shares of the series;

    - change the shares of all or part of the series into a different number of shares of the same series;

    - create a new series having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the series;

    - increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

    - limit or deny an existing preemptive right of all or part of the shares of the series; or

    - cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series.

CONVERSION RIGHTS

    You will find the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock in the applicable prospectus supplement, including:

    - the number of shares of common stock into which the shares of preferred stock are convertible;

    - the conversion price or manner by which Duke will calculate the conversion price;

    - the conversion period;

    - whether conversion will be at the option of the holders of the preferred stock or Duke;

    - the events requiring an adjustment of the conversion price; and

    - provisions affecting conversion in the event of the redemption of such series of preferred stock.

SHAREHOLDER LIABILITY

    Indiana law provides that no shareholder, including holders of preferred stock, will be personally liable for Duke's acts and obligations and that Duke's funds and property are the only recourse for its acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Description of Common Stock -- Certain Provisions Affecting Change of Control," for Duke to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals ( including certain entities) during the last half of a taxable year. To assist it in meeting this requirement, Duke may take certain actions to limit the direct or indirect beneficial ownership by a single person of its outstanding equity securities, including any of its preferred stock. Therefore, the amendment to Duke's articles of incorporation creating a series of preferred stock may contain provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    Duke may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement among Duke, a depositary (a United States bank or trust company having a combined capital and surplus of at least $50,000,000) and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to their respective fractional interests, to all the rights and preferences of the preferred stock represented by such depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

    The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Immediately after Duke issues and delivers its preferred stock to a preferred stock depositary, it will issue, on its own behalf, the depositary receipts. You may obtain copies of the applicable deposit agreement and depositary receipts from Duke upon request.

    The statements in this section are summaries of certain anticipated provisions and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends or other cash distributions on the preferred stock to the record holders of depositary shares in proportion to the number of depositary receipts owned by such holders. Holders of depositary shares have certain obligations to file proofs, certificates and other information and to pay certain charges and expenses of the depositary in connection with distributions.

    If a distribution on the preferred shares is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute property it received to the record holders of depositary shares entitled to such property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary. If such a distribution is not feasible and Duke approves, the depositary may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

    The depositary will not make any distribution on any depositary share to the extent that it represents preferred stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

    Unless depositary shares have previously been called for redemption or converted, a holder of depositary shares is entitled to surrender the depositary receipts at the corporate trust office of the depositary in exchange for whole or fractional shares of the related preferred stock represented by the depositary shares together with any money or other property represented by the depositary shares, all as specified in the applicable prospectus supplement. Once depositary shares have been so exchanged, the holder will not be entitled to redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary is required to deliver a new depositary receipt for the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever Duke redeems shares of preferred stock held by a depositary, the depositary will redeem on that same date the same number of depositary shares representing the preferred stock redeemed, provided Duke paid in full to the depositary the redemption price of the preferred shares plus an amount equal to any accrued and unpaid dividends up to the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the related preferred stock. If fewer than all the depositary shares are to be redeemed, Duke and the depositary will select the depositary shares to be redeemed as nearly pro rata as may be practicable without creating fractional depositary shares or by any other equitable method determined by Duke that preserves its REIT status.

    On the redemption date:

    - all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

    - the depositary shares called for redemption will no longer be deemed outstanding; and

    - all rights of the holders of the depositary shares to be redeemed will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of such depositary shares are entitled upon redemption and surrender to the depositary.

VOTING OF THE PREFERRED STOCK

    When a depositary receives notice regarding a meeting in which holders of the related preferred stock are entitled to vote, it will mail that information to the holders of depositary shares. Each record holder of depositary shares on the record date will then be entitled to instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder's depositary shares. The depositary will vote in accordance with these instructions, and Duke will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from voting to the extent it does not receive specific instructions from holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

LIQUIDATION PREFERENCE

    In the event of Duke's voluntary or involuntary liquidation, dissolution or winding up, a holder of depositary shares will be entitled to the fraction represented by the depositary shares of the liquidation preference of the related preferred stock as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

    Depositary shares will not themselves be convertible into common stock or any other of Duke's securities or property. If the related preferred stock is convertible, however, and it is specified in the applicable prospectus supplement, holders of depositary shares may surrender them to the applicable depositary with written instructions that Duke is to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of Duke's preferred stock or other shares of stock, as applicable. Duke will agree that upon receiving such instructions and any amounts payable in connection with such a conversion, it will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If the depositary shares are to be converted in part only, the depositary will issue a new depositary receipt for any depositary shares not converted. Duke will not issue fractional shares of common stock upon conversion. If a conversion will result in a fractional share being issued, Duke will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    Duke and the depository may amend any form of depositary receipts evidencing depositary shares and any provision of a deposit agreement. Unless the amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares then outstanding, however, Duke and the depositary may not make any amendment that:

    - would materially and adversely alter the rights of the holders of depositary shares; or

    - would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock.

    Subject to certain anticipated exceptions in the deposit agreements and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary receipts with instructions to deliver to the holders the related preferred stock and all money and other property represented by the depositary shares. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective who continues to hold the depositary receipt will be deemed to consent and agree to the amendment and to be bound by the applicable amended deposit agreement.

    Duke may terminate a deposit agreement upon not less than 30 days' prior written notice to the applicable depositary if:

    - the termination is necessary to preserve Duke's status as a REIT; or

    - a majority of each series of preferred stock affected by the termination consents to the termination.

Upon a termination of a deposit agreement, holders of the applicable depositary shares are entitled to surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares. Duke will agree that if a deposit agreement is terminated to preserve its status as a REIT, then it will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

    In addition, a deposit agreement will automatically terminate if:

    - all outstanding depositary shares subject to the agreement have been redeemed;

    - there has been a final distribution of the related preferred stock in connection with any liquidation, dissolution or winding up of Duke, and the distribution has been distributed to the holders of the depositary shares; or

    - each share of the related preferred stock has been converted into Duke stock not represented by depositary shares.

CHARGES OF A DEPOSITARY

    Duke will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, Duke will pay the fees and expenses of a depositary in connection with the performance of its duties under a deposit agreement. However, holders of depositary receipts will pay the fees and expenses of a depositary for any duties requested by such holders to be performed which are outside those expressly provided for in the applicable deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    A depositary may resign at any time by delivering to Duke notice of its election to resign, and Duke may at any time remove a depositary. Any such resignation or removal would take effect upon the appointment of a successor depositary. Duke will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and a combined capital and surplus of at least $50 million.

MISCELLANEOUS

    A depositary will be required to forward to the holders of depositary shares any reports and communications from Duke with respect to the related preferred stock.

    Neither a depositary nor Duke will be liable if it is prevented or delayed by law or any circumstances beyond its control from performing its obligations under a deposit agreement. The obligations of Duke and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Duke nor any applicable depositary will be obligated to prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or shares of related preferred stock unless they are furnished with satisfactory indemnity.

    Duke and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons they believe in good faith to be competent to give such information, and on documents they believe in good faith to be genuine and signed by a proper party.

    In the event a depositary receives conflicting claims, requests or instructions from any holders of depositary shares and Duke, the depositary will be entitled to act on the claims, requests or instructions received from Duke.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    Duke's authorized capital stock includes 250,000,000 shares of common stock, $.01 par value per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of common stock have no preemptive rights. As of March 31, 2000, there were 126,463,274 shares of common stock outstanding, 19,187,880 shares reserved for issuance upon exchange of outstanding units and 5,865,475 shares reserved for issuance upon the exercise of outstanding stock options.

    Duke's shares of common stock currently outstanding are listed on the New York Stock Exchange. Duke will apply to the NYSE to list additional shares of common stock to be sold pursuant to any prospectus supplement, and Duke anticipates that any such shares will be listed on the NYSE.

    Duke's articles of incorporation provide for the board of directors to be divided into three classes of directors, with each class containing as nearly as possible one-third of the directors. The class of directors elected at each annual shareholders' meeting will begin a three-year term, and the directors in the other two classes will continue in office. These classified board provisions in the articles of incorporation may make it more difficult to cause a change of control of Duke or to remove incumbent management. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual shareholders' meeting, the holders of a majority of the shares of common stock voting are able to elect all of the successors of the class of directors whose term expires at that meeting. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares of common stock entitled to vote in the election of directors.

    All shares of common stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of common stock if and when declared by Duke's board of directors out of funds legally available for such distributions. Duke intends to continue to pay quarterly dividends.

    Under Indiana law, shareholders are generally not liable for Duke's debts or obligations. If Duke is liquidated, after payment or provision for all of Duke's known debts and liabilities and any preferential distributions required to be made to holders of preferred stock, each outstanding share of common stock will be entitled to participate pro rata in the remaining assets.

CERTAIN PROVISIONS AFFECTING CHANGE OF CONTROL

    GENERAL. Under Indiana law, shareholders holding a majority of the shares voting must approve for Duke to merge with or sell all or substantially all of its assets. Duke's articles of incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control, including:

    - a requirement that certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of Duke's capital stock:

       - be approved by a vote of the holders of 80% of the issued and outstanding shares of Duke's capital stock; or

       - be approved by three-fourths of the continuing directors; or

       - provide for payment to shareholders for their shares of at least a specified price;

    - a requirement that any amendment or alteration of certain provisions of the articles of incorporation affecting change of control be approved by the holders of 80% of Duke's issued and outstanding capital stock; and

    - a classified board of directors and a limitation on removal of directors to removal for cause as described above.

    The partnership agreement for the Operating Partnership also contains provisions which could discourage transactions involving an actual or threatened change of control of Duke, including:

    - a requirement that holders of at least 90% of the outstanding partnership units held by Duke and other unit holders approve any voluntary sale, exchange, merger, consolidation or other disposition of all or substantially all of the assets of the Operating Partnership in one or more transactions other than a disposition occurring upon a financing or refinancing of the Operating Partnership;

    - a restriction against any assignment or transfer by Duke of its interest in the Operating Partnership; and

    - a requirement that holders of more than 90% of the partnership units approve:

       - any merger, consolidation or other combination of Duke with another entity, unless after the transaction substantially all of the assets of the surviving entity are contributed to the Operating Partnership in exchange for units;

       - any sale of all or substantially all of Duke's assets; or

       - any reclassification or recapitalization or change of outstanding shares of common stock other than certain changes in par value, stock splits, stock dividends or combinations.

Duke's directors who are not officers or employees and who do not hold partnership units will vote on these matters.

    OWNERSHIP LIMITS.  For Duke to qualify as a REIT under the Internal Revenue
Code:

    - no more than 50% in value of Duke's outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year; and

    - Duke's common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

Because Duke expects to continue to qualify as a REIT, its articles of incorporation contain restrictions on the acquisition of common stock intended to ensure compliance with these requirements.

    Specifically, Duke's articles of incorporation contain restrictions which:

    - authorize but do not require Duke's board of directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize the status of Duke as a REIT;

    - nullify any attempted acquisition of shares which would result in the disqualification of Duke as a REIT;

    - give the board of directors the authority to take any actions it deems advisable to enforce the provision, which might include refusing to give effect to or seeking to enjoin a transfer which might jeopardize Duke's status as a REIT; and

    - require any shareholder to provide Duke such information regarding his or her direct and indirect ownership of common stock as Duke may reasonably require.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the common stock is American Stock Transfer & Trust Company, New York, New York.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of material federal income tax considerations relevant to us and to an investor in the debt and equity securities offered by this prospectus. You should be aware of the following about this summary:

    - It is based upon current law.

    - It does not cover all possible tax considerations.

    - It does not include a detailed description of any state, local, or foreign tax considerations.

    - It does not describe all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances.

    - It does not describe all of the aspects of Federal income taxation that may be relevant to certain types of security holders (including insurance companies, tax exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

    You should consult with your own tax advisors regarding federal, state, local and other tax laws applicable to your specific situation as well as any potential changes in tax laws. As used in this section, the term "Duke" refers solely to Duke-Weeks Realty Corporation without its subsidiaries, and the term "Operating Partnership" refers solely to Duke-Weeks Realty Limited Partnership without its subsidiaries.

TAXATION OF DUKE

    GENERAL. Duke expects to continue to be taxed as a REIT for federal income tax purposes. Duke's management believes that Duke was organized and has operated in a manner that meets the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and that Duke intends to continue to operate in such a manner. We cannot assure you, however, that Duke will continue to operate in a manner that will allow it to remain qualified as a REIT.

    In the opinion of Bose McKinney & Evans LLP, which has acted as our counsel, if the assumptions and representations referred to below are true, Duke's proposed methods of operation and the proposed methods of operation of the Operating Partnership and Duke Realty Services Limited Partnership (the "Services Partnership") since and including 1994 have permitted and will permit Duke to continue to qualify to be taxed as a REIT for all years since and including 1994 and for Duke's current and subsequent taxable years. This opinion is:

    - based on an assumption that Duke was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first year for which it made the election to be taxed as a REIT through 1993;

    - based upon certain assumptions relating to the organization and operation of Duke Services, Inc. ("DSI"), the Operating Partnership and the Services Partnership;

    - conditioned upon certain representations made by Duke's personnel and affiliates as to certain factual matters relating to Duke's past operations and its intended manner of future operation and the intended manner of future operation of the Operating Partnership and the Services Partnership; and

    - based upon Duke's receipt of a letter ruling from the IRS dated September 30, 1994, which concluded that the Operating Partnership's and Duke's distributive shares of the gross income of

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
      the Services Partnership will be in proportion to the respective percentage shares of the capital interests of the partners of the Services Partnership.

Bose McKinney & Evans LLP is not aware of any facts or circumstances which are inconsistent with these assumptions and representations. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and we cannot be sure that the IRS will not challenge Duke's status as a REIT for Federal income tax purposes. Duke's qualification and taxation as a REIT has depended and will depend upon, among other things, its ability to meet on a continuing basis, through ownership of assets, actual annual operating results, receipt of qualifying real estate income, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Bose McKinney & Evans LLP will not review compliance with these tests on a periodic or continuing basis. Accordingly, neither Bose McKinney & Evans LLP nor we can assure you that Duke will continue to satisfy these tests. See "Taxation of Duke -- Failure to Qualify."

    The following is a general summary of the Code sections which govern the federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations as currently in effect.

    So long as Duke qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gains or the dividends paid deduction) for its taxable year to its shareholders, Duke will generally not be subject to federal income tax with respect to income which it distributes to its shareholders. However, Duke may be subject to federal income tax under certain circumstances, including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association:

    (1) which is managed by one or more trustees or directors;

    (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

    (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

    (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

    (5) which has the calendar year as its taxable year;

    (6) the beneficial ownership of which is held by 100 or more persons;

    (7) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

    (8) which meets certain income and assets tests, described below.

We believe Duke currently satisfies all requirements.

    INCOME TESTS. In order to qualify as a REIT, there are two gross income tests that must be satisfied annually. For purposes of these tests, Duke is deemed to be entitled to a share of the gross

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
income attributable to its proportionate interest in any partnerships in which it holds an interest. The tests are:

    - First, at least 75% of Duke's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from qualified types of temporary investments.

    - Second, at least 95% of Duke's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

    Rents Duke receives will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions (related to the relationship of the tenant to Duke, the method of determining the rent payable and nature of the property leased) are met. Duke does not anticipate receiving rents in excess of a minimal amount that fail to meet these conditions. Finally, for rents received to qualify as "rents from real property," Duke generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" that is adequately compensated and from whom Duke derives no income. However, Duke may perform services "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" ("Permissible Services").

    Duke provides certain management, development, construction and other tenant related services with respect to our properties through the Operating Partnership, which is not an independent contractor. Our management believes that the material services provided to tenants by the Operating Partnership are Permissible Services. To the extent services to tenants do not constitute Permissible Services, such services are performed by independent contractors.

    Under the Taxpayer Relief Act of 1997 (the "1997 Act"), in determining whether a REIT satisfies the income tests, a REIT's rental income from a property will not cease to qualify as "rents from real property" merely because the REIT performs services for a tenant other than permitted customary services if the amount that the REIT is deemed to have received as a result of performing impermissible services does not exceed one percent of all amounts received directly or indirectly by the REIT with respect to such property. The amount that a REIT will be deemed to have received for performing impermissible services is at least 150% of the direct cost to the REIT of providing those services.

    Duke derives a portion of its income from the Operating Partnership's interest as a limited partner in the Services Partnership and its ownership of DSI, which is a general partner of the Services Partnership. The Services Partnership receives fees for real estate services with respect to properties that are not owned directly by the Operating Partnership and fees in consideration for the performance of management and administrative services with respect to properties that are not entirely owned by the Operating Partnership. All or a portion of such fees will not qualify as "rents from real property" for purposes of the 75% or 95% gross income tests. Pursuant to Treasury Regulations, a partner's capital interest in a partnership determines its proportionate interest in the partnership's gross income from partnership assets for purposes of the 75% and 95% gross income tests. For this purpose, the capital interest of a partner is determined by dividing its capital account by the sum of all partners' capital accounts.

    The partnership agreement of the Services Partnership provides, however, for varying allocations of income which differ from capital interests, subject to certain limitations on the aggregate amount of gross income which may be allocated to the Operating Partnership and DSI. Duke has obtained a letter ruling from the IRS that allocations according to capital interests are proper for applying the 75% and

95% gross income tests. Thus, for purposes of these gross income tests, the Services Partnership allocates its gross income to the Operating Partnership and DSI based on their capital interests in the Services Partnership. Although certain of the fees allocated from the Services Partnership do not qualify under the 75% or 95% gross income tests as "rents from real property," we believe that the aggregate amount of such fees (and any other non-qualifying income) allocated to Duke in any taxable year has not and will not cause Duke to exceed the limits on non-qualifying income under the 75% or 95% gross income tests described above.

    If Duke fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Duke may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances Duke would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed on certain excess net income.

    ASSET TESTS. In order for Duke to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must also satisfy three tests relating to the nature of its assets. These tests are:

    - First, at least 75% of the value of its total assets must be represented by "real estate assets," cash, cash items, and government securities.

    - Second, not more than 25% of its total assets may be represented by securities other than those in the 75% assets class.

    - Third, of the assets held in securities other than those in the 75% assets class, the value of any one issuer's securities Duke owns may not exceed 5% of the value of its total assets, and it may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary as defined in the Code or another REIT).

    Duke is deemed to directly hold its proportionate share of all real estate and other assets of the Operating Partnership as well as its proportionate share of all assets deemed owned by the Operating Partnership and DSI through their ownership of partnership interests in the Services Partnership and other partnerships. As a result, Duke's management believes that more than 75% of its assets are real estate assets. In addition, Duke's management does not expect it to hold:

    - any securities representing more than 10% of any one issuer's voting securities other than DSI, which is a qualified REIT subsidiary; nor

    - securities of any one issuer exceeding 5% of the value of Duke's gross assets (determined in accordance with generally accepted accounting principles).

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, Duke generally must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to:

    - the sum of:

       - 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain); and

       - 95% of the net income (after tax), if any, from foreclosure property;

    - minus the sum of certain items of non-cash income.

To the extent that Duke does not distribute all of its net capital gain or distribute at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, Duke will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, Duke will be subject to regular capital gains and ordinary corporate tax rates on undistributed income and also may be subject to a 4% excise tax on undistributed income in certain events if it should fail to distribute during each calendar year at least the sum of:

    - 85% of its REIT ordinary income for such year;

    - 95% of its REIT net capital gain income for such year; and

    - any undistributed taxable income from prior periods.

    Under the 1997 Act, certain non-cash income, including income from cancellation of indebtedness and original issue discount, will be excluded from income in determining the amount of dividends that a REIT is required to distribute. In addition, a REIT may elect to retain and pay income tax on any net long-term capital gains and require its shareholders to include such undistributed net capital gains in their income. If a REIT made such an election, the REIT's shareholders would receive a tax credit attributable to their share of capital gains tax paid by the REIT on the undistributed net capital gain that was included in the shareholders' income, and such shareholders would receive an increase in the basis of their shares in the amount of undistributed net capital gain included in their income reduced by the amount of the credit.

    Duke believes that it has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes Duke, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Duke to meet these distribution requirements. It is possible, however, that from time to time Duke may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. In such event, Duke may borrow or may cause the Operating Partnership to arrange for short term or other borrowing to permit the payment of required dividends or pay dividends in the form of taxable stock dividends. If the amount of nondeductible expenses exceeds non-cash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

    FAILURE TO QUALIFY. If Duke fails to qualify for taxation as a REIT in any taxable year, it will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Duke fails to qualify will not be required to be made and, if made, will not be deductible by Duke. Unless entitled to relief under specific statutory provisions, Duke also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Duke would be entitled to such statutory relief. The 1997 Act contains a number of technical provisions that reduce the risk that a REIT will inadvertently fail to qualify as a REIT.

TAX ASPECTS OF DUKE'S INVESTMENTS IN PARTNERSHIPS

    EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP AND SERVICES PARTNERSHIP AND OTHER PARTNERSHIPS ON REIT QUALIFICATION. All of Duke's investments are through DSI and the Operating Partnership, which in turn hold interests in other partnerships, including the Services Partnership. We believe that the Operating Partnership, and each other partnership in which it holds an interest, are properly treated as partnerships for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were treated as an association taxable as a corporation, Duke would cease to qualify as a REIT.

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
    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the properties it currently owns) to the Operating Partnership. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to a contributed property be made in a manner consistent with the special rules of Section 704(c) of the Code and the associated regulations, which will tend to eliminate the Book Tax Differences with respect to the contributed properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book Tax Differences on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Operating Partnership could cause the following effects:

    - Duke could be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to it if all of the Operating Partnership's properties were to have a tax basis equal to their fair market value at the time of contribution.

    - Duke could possibly be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic or book income allocated to it as a result of such sale.

These principles also apply in determining Duke's earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Operating Partnership purchased its interests in its properties at their agreed values.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    As long as Duke qualifies as a REIT, dividend distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. In addition, any dividend Duke declares in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by Duke and received by the shareholder on December 31 of such year, provided that Duke actually pays the dividend during January of the following calendar year.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. Shareholders may not include in their individual income tax returns any of Duke's net operating losses or capital losses.

    In general, a domestic shareholder will realize capital gain or loss on the disposition of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and
(2) the shareholder's adjusted basis of such common stock. Under the 1997 Act, as revised by the recently-enacted IRS Restructuring Act, for gains realized after December 31, 1997, and subject to certain exceptions:

    - the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of assets held for more than 12 months has been reduced to 20%;

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
    - the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of assets is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years;

    - for taxpayers who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%;

    - for taxpayers who would be subject to a maximum tax rate of 15%, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years;

    - the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the deductions for depreciation with respect to such property; and

    - long-term capital gain Duke allocates to a shareholder will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property the Operating Partnership sells.

The taxation of capital gains of corporations was not changed by the 1997 Act or the IRS Restructuring Act. Loss upon a sale or exchange of common stock by a shareholder who has held such common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Duke required to be treated by such shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts Duke distributes to exempt organizations generally should not constitute UBTI. However, if an exempt organization finances its acquisitions of the common shares with debt, a portion of its income from Duke will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from Duke as UBTI.

    In addition, in certain circumstances, a pension trust that owns more than 10% of Duke's shares is required to treat a percentage of the dividends from Duke as UBTI (the "UBTI Percentage"). The UBTI Percentage is Duke's gross income derived from an unrelated trade or business (determined as if Duke were a pension trust) divided by Duke's gross income for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of Duke's stock only if:

    - the UBTI Percentage is at least 5%;

    - Duke qualifies as a REIT by reason of the modification of the "five or fewer" stock ownership requirement that allows the beneficiaries of the pension trust to be treated as holding Duke shares in proportion to their actuarial interests in the pension trust; and

    - either:

       - one pension trust owns more than 25% of the value of Duke's shares; or

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
       - a group of pension trusts individually holding more than 10% of the value of Duke's shares collectively owns more than 50% of the value of Duke's shares.

TAX RELIEF EXTENSION ACT OF 1999

    The Tax Relief Extension Act of 1999, signed into law by President Clinton on December 17, 1999, contains several provisions modifying current law as it applies to REITs.

    First, under prior law, a REIT could own not more than 10% of the outstanding voting securities of a single issuer. Under the act, a REIT also generally cannot own more than 10% of the total value of securities of a single issuer. In addition, no more than 20% of the value of a REIT's assets can be represented by securities of the taxable REIT subsidiaries permitted under the act. However, for purposes of the new ten-percent-value test, securities are generally defined to exclude certain safe-harbor debt owned by a REIT if the issuer is an individual or if the REIT owns no other securities of the issuer; where a REIT owns securities of a partnership, safe-harbor debt is excluded from the definition of securities only if the REIT owns at least 20% or more of the profits interest in the partnership.

    Second, a broad exception to the limitations on ownership of securities of a single issuer applies in the case of a "taxable REIT subsidiary" that meets certain requirements. To qualify as a taxable REIT subsidiary, both the REIT and the subsidiary corporation must join in an election. In addition, any corporation (other than a REIT or a qualified REIT subsidiary that does properly elect with the REIT to be a taxable REIT subsidiary) of which a taxable REIT subsidiary owns, directly or indirectly, more than 35% of the vote or value is automatically treated as a taxable REIT subsidiary. Securities of taxable REIT subsidiaries cannot exceed 20% of the total value of a REIT's assets. A taxable REIT subsidiary can engage in certain business activities that under prior law could disqualify the REIT as a REIT because the taxable REIT subsidiary's activities and relationship with the REIT could have prevented certain income from qualifying as rents from real property. Under the act, the subsidiary can provide services to tenants of REIT property (even if such services were not considered services customarily furnished in connection with the rental of real property), and can manage or operate properties, generally for third parties, without causing amounts received or accrued directly or indirectly by the REIT for such activities to fail to be treated as rents from real property. However, rents paid to a REIT generally are not qualified rents if the REIT owns more than 10% of the value (as well as of the vote) of a corporation paying the rents. The exceptions are for rents that are paid by taxable rent subsidiaries and that also meet a limited rental exception (when 90% of space is leased to third parties at comparable rents) and an exception for rents from certain lodging facilities (operated by an independent contractor). Furthermore, interest paid by a taxable REIT subsidiary to the related REIT is subject to certain rules by which the taxable REIT subsidiary cannot deduct interest in any year that would exceed 50% of the subsidiary's adjusted gross income if the taxable REIT subsidiary's debt/equity ratio exceeded 1.5 to 1. In addition, if any amount of interest, rent or other deductions of the taxable REIT subsidiary for amounts paid to the REIT is determined to be other than at arms-length, an excise tax of 100% is imposed on the portion that was excessive. Certain safe harbors are provided for certain rental payments.

    Third, the act modifies the REIT distribution requirements to conform to the rules for regulated investment companies; thus, a REIT is required to distribute only 90%, rather than 95%, of its income.

    Fourth, as to the definition of "independent contractor", if any class of stock of the REIT or the person being tested as an independent contractor is regularly traded on an established securities market, only persons who directly or for indirectly own 5% or more of such class of stock shall be counted in determining whether the 35% ownership limitations have been exceeded.

    Fifth, the act modifies the present law rule that permits certain rents from personal property to be treated as real estate rental income if such personal property does not exceed 15% of the aggregate of real and personal property. The act replaces the prior law comparison of the adjusted bases of properties with a comparison based on fair market values.

    The effective date of the Act is two taxable years beginning after December 31, 2000. As to provisions related to permitted ownership of securities of an issuer, special transition rules apply. Thus, the new rules forbidding a REIT to own more than 10% of the value of securities of a single issuer do not apply to a REIT with respect to securities held directly or indirectly by such REIT on July 12, 1999, or acquired pursuant to the terms of a written binding contract in effect on that date and at all times thereafter until the acquisition. Similarly, securities received in a tax-free exchange or reorganizations with respect to or in exchange for such grandfathered securities would also be grandfathered. The grandfathering of such securities ceases to apply if the REIT acquires additional securities of that issuer after that date, other than pursuant to a binding contract in effect on that date and at all times thereafter or in a reorganization with another corporation, the securities of which are grandfathered.

    The transition rule applicable to securities also ceases to apply to securities of a corporation as of the first day after July 12, 1999, on which such corporation engages in a substantial new line of business, or acquires any substantial asset, other than pursuant to a binding contract in effect on such date and at all times thereafter or in a reorganization or transaction in which gain or loss is not recognized by reason of Section 1031 or 1033 of the Internal Revenue Code. If a corporation makes an election to become a taxable REIT subsidiary, effective before January 1, 2004, and at a time when the REIT's ownership is grandfathered under these rules, the election is treated as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code.

    Finally, the new 10% of value limitation for purposes of defining qualified rents is effective for taxable years beginning after December 21, 2000. However, there is an exception for rents paid under a lease or pursuant to a binding contract in effect on July 12, 1999, and at all times thereafter.

BACKUP WITHHOLDING

    Duke will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder:

    - is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

    - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

A shareholder that does not provide Duke with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. A shareholder can credit any amount paid as backup withholding against the shareholder's income tax liability. In addition, Duke may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Duke.

    The Treasury Department has issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding requirements but unify current certification procedures and forms, and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

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
TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex, and this is only a limited summary of those rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our securities, including any reporting requirements.

    Distributions that are not attributable to gain from the Operating Partnership's sales or exchanges of U.S. real property interests and not designated by Duke as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of Duke's current or accumulated earnings and profits. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of Duke's current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of that common stock. To the extent that such distributions exceed the adjusted tax basis of a non-U.S. shareholder's common stock, the non-U.S. shareholder will have tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his or her common stock as described below (in which case the shareholder may also be required to pay a 30% branch profits tax if the shareholder is a foreign corporation). As a result of a legislative change made by the Small Business Job Protection Act of 1996, Duke is required to withhold 10% of any distribution in excess of its current accumulated earnings and profits. Consequently, although Duke intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of Duke's current or accumulated earnings and profits, and the amount withheld exceeds the non-U.S. shareholder's United States tax liability, if any, with respect to the distribution.

    For any year in which Duke qualifies as a REIT, distributions that are attributable to gain from the Operating Partnership's sales or exchanges of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. Duke is required to withhold 35% of any distribution that it designates or could designate as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's FIRPTA tax liability.

    Gain recognized by a non-U.S. shareholder upon a sale of common stock generally will not be taxed under FIRPTA if Duke is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Duke believes that it is a "domestically controlled REIT," and, therefore, that the sale of common stock will not be subject to taxation under FIRPTA. If the gain on the sale of common stock were to be subject to tax under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock would be required to withhold and pay to the IRS 10% of the purchase price.

REDEMPTION OF PREFERRED SHARES AND DEPOSITARY SHARES

    If an issue of preferred shares or depositary shares is redeemable, a redemption of preferred shares, and a consequent redemption of any depositary shares representing such preferred shares, will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of Duke's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. None of these dividend distributions will be eligible for the dividends received deduction for corporate shareholders. The redemption will be treated as a sale or exchange if it:

    - is "substantially disproportionate" with respect to the holder;

    - results in a "complete termination" of the holder's share interest in Duke; or

    - is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, preferred shares or depositary shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as preferred shares or depositary shares actually owned by the holder, must generally be taken into account. If a particular holder of preferred shares or depositary shares owns (actually or constructively) no shares of Duke's common stock, or an insubstantial percentage of the outstanding shares of Duke's common stock, a redemption of preferred shares or depositary shares of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred shares or depositary shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of preferred shares or depositary shares are advised to consult their own tax advisors to determine such tax treatment.

    If a redemption of preferred shares or depositary shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

    - the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of Duke's current and accumulated earnings and profits); and

    - the holder's adjusted basis in the preferred shares or depositary shares for tax purposes.

Such gain or loss will be capital gain or loss if the preferred shares or depositary shares have been held as a capital asset, and will be long-term gain or loss if such preferred shares or depositary shares have been held for more than one year.

    If a redemption of preferred shares or depositary shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed preferred shares or depositary shares for tax purposes will be transferred to the holder's remaining shares of Duke. If the holder owns no other shares of Duke, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

CONVERSION OF PREFERRED SHARES OR DEPOSITARY SHARES

    If an issue of preferred shares or depositary shares is convertible into Duke common shares, no gain or loss will generally be recognized for federal income tax purposes upon the conversion of such preferred shares or depositary shares at the option of the holder solely into common shares. The basis that a holder will have for tax purposes in the common shares received upon the conversion will be equal to the adjusted basis the holder had in the preferred shares or depositary shares converted and, provided that the preferred shares or depositary shares were held as a capital asset, the holding period for the common shares received will include the holding period for the preferred shares or depositary shares converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional common share in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in the fractional share. The discussion in this paragraph assumes that preferred shares or depositary shares will not be converted at a time when there are distributions in arrears.

ADJUSTMENTS TO CONVERSION PRICE

    If an issue of preferred shares or depositary shares is convertible into Duke common shares, adjustments in the conversion price pursuant to anti-dilution provisions or otherwise may result in constructive distributions to the holders of the preferred shares or depositary shares that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a holder of preferred shares or depositary shares could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

STATE AND LOCAL TAXES

    Duke, the Operating Partnership or the holders of their securities may be subject to taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our securities.

                              PLAN OF DISTRIBUTION

    We may sell the securities:

    - through underwriting syndicates represented by one or more managing underwriters;

    - to or through underwriters or dealers;

    - through agents; or

    - directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions at:

    - a fixed price or prices, which may be changed;

    - at market prices prevailing at the time of sale;

    - at prices related to prevailing market prices; or

    - at negotiated prices.

We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

    In connection with the sale of the securities, underwriters may receive compensation from Duke, from the Operating Partnership or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from Duke or the Operating Partnership, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Duke or the Operating Partnership will be described, in the prospectus supplement for a particular issue of securities.

    Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than Duke's common stock which is listed on the NYSE. If Duke sells any shares of common stock pursuant to a prospectus supplement, they will be listed on the NYSE, subject to official notice of issuance. Duke or the Operating Partnership may elect to list any series of debt securities, preferred stock or depositary shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but any such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

    Under agreements Duke and the Operating Partnership may enter into, underwriters, dealers, and agents who participate in the distribution of the securities may be entitled to indemnification by Duke or the Operating Partnership against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Duke or the Operating Partnership in the ordinary course of business.

    If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Duke or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL OPINIONS

    Bose McKinney & Evans LLP, Indianapolis, Indiana, will pass upon the legality of the securities offered by this prospectus for Duke and the Operating Partnership. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by Duke, the Operating Partnership, the trustee or the depositary in connection with the issuance and sale of particular securities, the specific terms of the securities and other matters that may affect the validity of the securities but that cannot be determined on the date of those opinions. In addition, the description of Federal income tax matters contained in this prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Bose McKinney & Evans LLP. Darell E. Zink, Jr., an executive officer and director of Duke, was a partner in Bose McKinney & Evans LLP through 1982 and was of counsel to that firm until December, 1990.

                                    EXPERTS

    The Consolidated Financial Statements and related Schedules of the Company and of the Operating Partnership as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, each incorporated herein by reference, have been incorporated herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    With respect to the unaudited interim financial information for the periods ended March 31, 2000 and 1999, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with their professional standards for a review of such information. However, their separate report included in our quarterly reports on Form 10-Q of the quarter ended March 31, 2000, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of such Act.

    The consolidated financial statements and schedules of Weeks Corporation and its subsidiaries and Weeks Realty, L.P. and its subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following SEC public reference rooms:

450 Fifth Street, N.W.       7 World Trade Center         500 West Madison Street
Room 1024                    Suite 1300                   Suite 1400
Washington, D.C. 20549       New York, New York 10048     Chicago, Illinois 60661

Our SEC filings can also be read at the following address:

    New York Stock Exchange
    20 Broad Street
    New York, New York 10005

Our SEC filings are also available to the public from the SEC's Web Site at http://www.sec.gov.

    This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the selling shareholders sell all of the shares of common stock to which this prospectus relates or the offering is otherwise terminated. We also specifically incorporate by reference any such filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

    1. Duke's Annual Report on Form 10-K (file no. 1-9044) for the year ended December 31, 1999.

    2. Duke's Quarterly Report on Form 10-Q (file no. 1-9044) for the quarter ended March 31, 2000.

    3. The description of Duke's common stock contained in its registration statement on Form 8-A (file no. 1-9044) as amended.

    4. The Operating Partnership's Annual Report on Form 10-K (file no. 0-20625) for the year ended December 31, 1999.

    5. The Operating Partnership's Quarterly Report on Form 10-Q (file no. 0-20625) for the quarter ended March 31, 2000.

    6. The Operating Partnership's Current Report on Form 8-K (file no. 0-20625) filed March 17, 2000.

    7. Weeks Corporation's Annual Report on Form 10-K (file no. 1-13254) for the year ended December 31, 1998.

    8. Weeks Corporation's Quarterly Report on Form 10-Q (file no. 1-13254) for the quarter ended March 31, 1999.

    9. Weeks Realty, L.P.'s Annual Report on Form 10-K (file no. 1-13969) for the year ended December 31, 1998.

    10. Weeks Realty L.P.'s Quarterly Report on Form 10-Q (file no. 1-13969) for the quarter ended March 31, 1999.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Investor Relations
    Duke-Weeks Realty Corporation
    8888 Keystone Crossing, Suite 1200
    Indianapolis, Indiana 46240
    Telephone: (317) 808-6000

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                                  $150,000,000

                               [DUKE-WEEKS LOGO]

                               MEDIUM-TERM NOTES
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE

                      -----------------------------------

                             PROSPECTUS SUPPLEMENT
                      -----------------------------------

                              MERRILL LYNCH & CO.

                         BANK ONE CAPITAL MARKETS, INC.

                           CREDIT SUISSE FIRST BOSTON

                           DEUTSCHE BANC ALEX. BROWN

                              GOLDMAN, SACHS & CO.

                                   JP MORGAN

                                  UBS WARBURG

                                  JUNE 8, 2001

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